Exhibit 10.17

EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of April 8, 2010

among

SENECA LANDLORD, LLC

as Borrower,

THE LENDERS REFERRED TO HEREIN,

WESTLB AG, NEW YORK BRANCH,

as Administrative Agent for the Lenders,

WESTLB AG, NEW YORK BRANCH,

as Collateral Agent for the Senior Secured Parties,

WESTLB AG, NEW YORK BRANCH,

as Administrative Agent and Lender under the DIP Credit Agreement referred to herein,

and

WESTLB AG, NEW YORK BRANCH,

as Lead Arranger and Sole Bookrunner

i

SCHEDULES

Schedule 2.01	Commitments
Schedule 3.01	Amortization Schedule
Schedule 5.03	Necessary Project Approvals
Part A	First Funding Project Approvals
Part B	Deferred Approvals
Schedule 5.08	Project Compliance
Schedule 5.09	Litigation
Schedule 5.11	Project Contracts
Part A	Necessary Project Contracts
Part B	Deferred Contracts
Schedule 5.12(c)	UCC Filing Offices
Schedule 5.13	Site Description
Schedule 5.22	Separateness
Schedule 5.31	Patents, Trademarks, Etc.
Schedule 5.32	Local Accounts
Schedule 6.01(q)	Capital Improvement Budget
Schedule 7.01(h)	Insurance
Schedule 7.02(h)	Transactions with Affiliates
Schedule 11.11(a)	Notice Information

EXHIBITS

Exhibit A	Defined Terms
Exhibit B	Form of Note
Exhibit C	Performance Test Plan
Exhibit H	Lender Statement – Section 881(c)(3)(A) of the Code
Exhibit I	Form of Insurance Consultant’s Certificate
Exhibit J-1	Form of Independent Engineer’s Closing Certificate
Exhibit L	Form of Operating Statement
Exhibit M -1	Form of Blocked Account Agreement
Exhibit M-2	Form of Lessee Blocked Account Agreement
Exhibit O	Form of Interest Period Notice
Exhibit P-2	Form of Independent Engineer’s [First] [Second] Train Completion Date Certificate
Exhibit P-1	Form of Borrower’s [First] [Second] Train Completion Date Certificate
Exhibit Q	Form of Lender Assignment Agreement
Exhibit R-1	Form of Borrower Final Completion Certificate
Exhibit R-2	Form of Independent Engineer Final Completion Certificate
Exhibit S	Form of Insurance and Condemnation Proceeds Request Certificate
Exhibit BB	Form of Capital Improvement Status Report

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of April 8, 2010, is by and among SENECA LANDLORD, LLC, an Iowa limited liability company (the “Borrower”), each of the Lenders from time to time party hereto, WESTLB AG, NEW YORK BRANCH, as administrative agent for the Lenders, WESTLB AG, NEW YORK BRANCH, as collateral agent for the Senior Secured Parties, WESTLB AG, NEW YORK BRANCH, as administrative agent under the DIP Credit Agreement referred to herein (the “DIP Agent”), WESTLB AG, NEW YORK BRANCH, as sole lender under the DIP Credit Agreement referred to herein (the “DIP Lender”), and WESTLB AG, NEW YORK BRANCH, as lead arranger and sole bookrunner.

RECITALS

WHEREAS, WestLB AG, New York Branch provided financing to Nova Biofuels Seneca, LLC (the “Original Borrower”) pursuant to the Credit Agreement, dated as of December 26, 2007, among the Original Borrower, each of the lenders referred to therein, WestLB AG, New York Branch as administrative agent and collateral agent and Sterling Bank as accounts bank (as amended, modified or supplemented through the date hereof, the “Original Credit Agreement”);

WHEREAS, on March 30, 2009, the Original Borrower and certain of its Affiliates (collectively, the “Debtors”) commenced cases jointly administered under Case No. 09 11081 (collectively, the “Chapter 11 Cases”) by filing voluntary petitions for reorganization under the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, in connection with the Chapter 11 Cases, the DIP Lender provided financing to the Debtors pursuant to the Debtor-In-Possession Credit Agreement, dated as of July 15, 2009, among the Debtors, each of the lenders referred to therein, the DIP Agent, WestLB AG, New York Branch as collateral agent and Sterling Bank as accounts bank (as amended, modified or supplemented through the date hereof, the “DIP Credit Agreement”);

WHEREAS, pursuant to the Asset Purchase Agreement, dated as of September 23, 2009 (as amended, modified or supplemented through the date hereof) among Nova Biofuels Seneca, LLC and Nova Biosource Technology, LLC (the “Sellers”) and REG Seneca, LLC (the “Purchaser”) (the “Asset Purchase Agreement”), the Purchaser has agreed to purchase certain assets of the Sellers including the Project;

WHEREAS, pursuant to the Membership Interest Purchase Agreement, dated as of April 8, 2010, Lessee Pledgor sold, transferred and conveyed all of the Equity Interests in the Purchaser and Purchaser has been renamed Seneca Landlord, LLC;

WHEREAS, pursuant to the Assignment and Assumption Agreement, (i) the Original Borrower has assigned certain of its rights and obligations under the Original Credit Agreement to the Borrower and the Borrower has assumed such rights and obligations and (ii) each Debtor has assigned all of its rights and obligations under the DIP Credit Agreement to the Borrower and the Borrower has assumed such rights and obligations;

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WHEREAS, in connection with such assumptions, the Borrower desires to enter into the Lease with the Lessee and the Lenders are unwilling to permit the Borrower to enter into the Lease unless (i) the Lessee makes the representations and warranties, agrees to perform the covenants and agrees to the deposit arrangements set forth in the Lease and the Accounts Agreement and (ii) the Lessee secures its obligations under the Lease by granting security interests in favor of the Borrower, as lessor, in all assets of the Lessee pursuant to the Lessee Security Agreement, the deposit account arrangements set forth in the Accounts Agreement and by Lessee Pledgor granting a security interest in all the Equity Interests in the Lessee pursuant to the Lessee Pledge Agreement which security interests shall be further assigned by the Borrower to the Collateral Agent;

WHEREAS, the Borrower has requested that the parties to the Original Credit Agreement amend and restate the Original Credit Agreement with respect to the obligations set forth therein assigned and assumed pursuant to the Assignment and Assumption Agreement, and each such party is willing to amend and restate the Original Credit Agreement upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Borrower has requested that the DIP Agent and the DIP Lender consent to the termination of the DIP Credit Agreement, and each such party is willing to grant such consent upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto agree that the Original Credit Agreement, with respect to the obligations set forth therein assigned and assumed pursuant to the Assignment and Assumption Agreement, is hereby amended and restated to read in its entirety as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01 Defined Terms. Capitalized terms used in this Agreement, including its preamble and recitals, shall, except as otherwise defined, have the meanings provided in Exhibit A.

Section 1.02 Principles of Interpretation. (a) Unless otherwise defined, terms for which meanings are provided in this Agreement shall have the same meanings when used in each other Financing Document and each other notice or other communication delivered from time to time in connection with any Financing Document.

(b) Any reference in this Agreement to any Transaction Document shall mean such Transaction Document and all schedules, exhibits and attachments thereto.

(c) All agreements, contracts or documents defined or referred to herein shall mean such agreements, contracts or documents as the same may from time to time be supplemented, amended or replaced or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and this Agreement, and

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shall disregard any supplement, amendment, replacement, waiver or modification made in violation of this Agreement.

(d) Any reference in any Financing Document relating to a Default or an Event of Default that has occurred and is continuing (or words of similar effect) shall be understood to mean that such Default or Event of Default, as the case may be, has not been cured or remedied to the satisfaction of, or has not been waived by, the Required Lenders.

(e) Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

(f) The words “herein,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular provision of this Agreement and all references to Articles, Sections, Exhibits and Schedules shall be references to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(g) The words “include,” “includes” and “including” are not limiting.

(h) Any reference to any Person shall include its permitted successors and permitted assigns in the capacity indicated, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities.

Section 1.03 UCC Terms. Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the respective meanings given to those terms in the UCC.

Section 1.04 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in any Financing Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with GAAP.

ARTICLE II

COMMITMENTS; OTHER CREDIT AGREEMENTS

On the terms, subject to the conditions and relying upon the representations and warranties herein set forth:

Section 2.01 Loans. (a) After giving effect to the consummation of the transactions contemplated by the Assignment and Assumption Agreement, each Lender, severally and not jointly, on the terms and conditions of this Agreement, has as of the Closing Date made loans (each such loan, a “Loan”) to the Borrower, in an aggregate principal amount not in excess of

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such Lender’s Commitment and the aggregate principal amount of the Loans does not exceed the Aggregate Loan Commitment. As of the Closing Date, each Loan is a Base Rate Loan.

(b) Loans repaid or prepaid may not be reborrowed.

Section 2.02 Other Credit Agreements.

(a) The Borrower, the DIP Agent and the DIP Lender hereby agree that the DIP Credit Agreement is terminated as of the Closing Date.

(b) The terms and conditions of the Original Credit Agreement are amended as set forth in, and restated and superseded by, this Agreement, in each case with respect to the obligations set forth in the Original Credit Agreement assigned and assumed pursuant to the Assignment and Assumption Agreement. Nothing in this Agreement shall be deemed to work a novation of any obligation under the Original Credit Agreement not assigned and assumed pursuant to the Assignment and Assumption Agreement (the “Unassumed Obligations”), but in no event shall the Borrower have any liability to the Senior Secured Parties or any other party with respect to such Unassumed Obligations. The Original Credit Agreement remains in full force and effect with respect to each such Unassumed Obligation, but in no event shall the Borrower have any liability to the Senior Secured Parties or any other party with respect to such Unassumed Obligations. Notwithstanding any provision of this Agreement or any other document or instrument executed in connection herewith, the execution and delivery of this Agreement and the incurrence of obligations hereunder shall be in substitution for, but not in payment of, the obligations owing to the Senior Secured Parties under the Original Credit Agreement assigned and assumed pursuant to the Assignment and Assumption Agreement.

Section 2.03 Evidence of Indebtedness. (a) Each Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business, including the Register for the recordation of the Loans maintained by the Administrative Agent in accordance with the provisions of Section 11.03(c) (Assignments). The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive evidence, absent manifest error, of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control, absent manifest error.

(b) The Borrower agrees that in addition to the Register and any other accounts and records maintained pursuant to Section 2.03(a), the Loans made by each Lender may, if requested by the Lenders, be evidenced by a Note or Notes duly executed on behalf of the Borrower. The Notes shall be dated as of the Closing Date (or, if later, the date of any request therefor by a Lender). Each such Note shall be payable to the order of such Lender in a principal amount equal to such Lender’s

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Commitment. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loan and payments with respect thereto.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

Section 3.01 Repayment of Loans. (a) The Borrower unconditionally and irrevocably promises to pay to the Administrative Agent for the ratable account of each Lender the aggregate outstanding principal amount of the Loans, on the Initial Quarterly Payment Date and on each Quarterly Payment Date thereafter, in accordance with Schedule 3.01 (which amount shall be reduced as a result of any prepayments of the Loans made in accordance with Section 3.07 (Optional Prepayment) or Section 3.08 (Mandatory Prepayment) in accordance with the terms set forth therein).

(b) Notwithstanding anything to the contrary set forth in Section 3.01(a), the final principal repayment installment on the Final Maturity Date shall in any event be in an amount equal to the aggregate principal amount of all Loans outstanding on such date.

Section 3.02 Interest Payment Dates. (a) Interest accrued on each Loan shall be payable, without duplication:

(i)	on the Final Maturity Date;

(ii)	on each Interest Payment Date for such Loan; and

(iii)	with respect to any Loan, on any date when such Loan is prepaid hereunder.

(b) Interest accrued on the Loans or other monetary Obligations after the date such amount is due and payable (whether on the Final Maturity Date, any Quarterly Payment Date, any Interest Payment Date, upon acceleration or otherwise) shall be payable upon demand.

(c) Interest hereunder shall be due and payable in accordance with the terms hereof, before and after judgment, regardless of whether an Insolvency or Liquidation Proceeding exists in respect of the Borrower and, to the fullest extent permitted by law, the Lenders shall be entitled to receive post petition interest during the pendency of an Insolvency or Liquidation Proceeding.

Section 3.03 Interest Rates. (a) Pursuant to each properly delivered Interest Period Notice, (i) each Eurodollar Loan shall accrue interest at a rate per annum during each Interest Period applicable thereto equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin and (ii) each Base Rate Loan shall accrue interest at a rate per annum during

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each Monthly Period equal to the sum of the Base Rate for such Monthly Period plus the Applicable Margin.

(b) On or before 2:00 p.m., New York City time, at least five (5) Business Days prior to the end of each Interest Period for each Eurodollar Loan, and at least three (3) Business Days prior to the end of any Monthly Period for any Base Rate Loans, the Borrower shall deliver to the Administrative Agent an Interest Period Notice setting forth the Borrower’s election (i) to continue any such Eurodollar Loan as (or convert any such Base Rate Loan to) a Eurodollar Loan and setting forth the Borrower’s election with respect to the duration of the next Interest Period applicable to such continued or converted Eurodollar Loan, which Interest Period shall be one (1), two (2) or three (3) months in length or (ii) to convert any such Eurodollar Loan to a Base Rate Loan at the end of the then-current Interest Period; provided, that if an Event of Default has occurred and is continuing, all Eurodollar Loans shall automatically convert into Base Rate Loans at the end of the then-current Interest Periods. Upon the waiver or cure of such Event of Default, the Borrower shall have the option to continue such Loans as Base Rate Loans and/or to convert such Loans to Eurodollar Loans (by delivery of an Interest Period Notice), subject to the notice periods set forth above. Notwithstanding anything to the contrary, any portion of the Loans maturing in less than one month may not be continued as, or converted to, Eurodollar Loans and will automatically convert to Base Rate Loans at the end of the then-current Interest Period.

(c) If the Borrower fails to deliver an Interest Period Notice in accordance with Section 3.03(b), (i) with respect to any Eurodollar Loan, provided there is no Default or Event of Default has occurred that is continuing, such Eurodollar Loan shall automatically continue as a Eurodollar Loan with an Interest Period of one (1) month or (ii) with respect to any Base Rate Loan, such Base Rate Loan shall automatically continue as a Base Rate Loan.

(d) All Eurodollar Loans shall bear interest from and including the first day of the applicable Interest Period to (and excluding) the last day of such Interest Period at the interest rate determined, as applicable, to such Eurodollar Loan.

(e) Notwithstanding anything to the contrary, the Borrower shall have one (1) Eurodollar Loan outstanding at any one time. For purposes of the foregoing, (i) Eurodollar Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Eurodollar Loans and (ii) all Eurodollar Loans having the same Interest Period and commencing on the same date shall be considered to be a single Eurodollar Loan.

(f) All Base Rate Loans shall bear interest from and including the first day of each Monthly Period (or the day on which Eurodollar Loans are converted to Base Rate Loans as required under Section 3.03(b) or under ARTICLE IV (Eurodollar Rate and Tax Provisions)) to (and including) the next succeeding Monthly Payment Date at the interest rate determined, as applicable, to such Base Rate Loan.

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Section 3.04 Default Interest Rate. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest (after as well as before judgment) on the Obligations at a rate per annum equal to the rate then applicable to Base Rate Loans plus two percent (2%) per annum (the “Default Rate”).

Section 3.05 Interest Rate Determination. The Administrative Agent shall determine the interest rate applicable to the Loans in accordance with the terms of this Agreement, and shall give prompt notice to the Borrower and the Lenders of such determination, and its determination thereof shall be conclusive, absent manifest error.

Section 3.06 Computation of Interest and Fees. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by WestLB’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Eurodollar Loans and for Base Rate Loans when the Base Rate is determined by the Federal Funds Effective Rate shall be made on the basis of a 360 day year and actual days elapsed.

(b) Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan or portion thereof that is repaid on the same day on which it is made shall bear interest for one (1) day.

(c) Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 3.07 Optional Prepayment. (a) The Borrower shall have the right at any time, and from time to time, to prepay the Loans, in whole or in part, upon not fewer than five (5) Business Days’ prior written notice to the Administrative Agent.

(b) Any partial prepayment of the Loans shall be in a minimum amount of one hundred thousand Dollars ($100,000) and in integral multiples of fifty thousand Dollars ($50,000) in excess thereof.

(c) Each notice of prepayment given by the Borrower under this Section 3.07 shall specify the prepayment date and the portion of the principal amount of Loans to be prepaid. All prepayments under this Section 3.07 shall be made by the Borrower to the Administrative Agent for the account of the Lenders and shall be accompanied by accrued interest on the principal amount being prepaid to but excluding the date of payment and by any additional amounts required to be paid under Section 4.05 (Funding Losses).

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(d) Amounts of principal prepaid under this Section 3.07 shall be applied by the Administrative Agent to the Loans pro rata among the Lenders based on their respective outstanding principal amounts of the Loans on the date of such prepayment and then to the remaining outstanding installments of principal of the Loans under Section 3.01(a) (Repayment of Loans) in inverse order of maturity.

(e) Amounts of the Loans prepaid pursuant to this Section 3.07 may not be reborrowed.

Section 3.08 Mandatory Prepayment. (a) The Borrower shall be required to apply the amounts set forth below to prepay the Loans:

(i)	upon receipt of Insurance Proceeds as required pursuant to Section 8.01 (Insurance and Condemnation Proceeds);

(ii)	upon receipt of Condemnation Proceeds, as required pursuant to Section 8.01 (Insurance and Condemnation Proceeds);

(iii)	upon receipt of any Project Document Termination Payments, as required pursuant to Section 8.02 (Extraordinary Proceeds);

(iv)	upon receipt of proceeds of any asset disposal (other than proceeds received from the sale of Products) that are not used for replacement, as required pursuant to Section 8.02 (Extraordinary Proceeds); and

(v)	as required pursuant to Sections 3.03(a)(ii)(I) and (J) of the Accounts Agreement.

(b) All prepayments under this Section 3.08 shall be made by the Borrower to the Administrative Agent for the account of the applicable Lenders and shall be accompanied by accrued interest on the principal amount being prepaid to but excluding the date of payment and by any additional amounts required to be paid under Section 4.05 (Funding Losses).

(c) Amounts of principal prepaid under Section 3.08(a) shall be allocated by the Administrative Agent to the Loans pro rata among the Lenders based on their respective outstanding principal amounts of the Loans on the date of such prepayment and then to the remaining outstanding installments of principal of the Loans under Section 3.01(a) (Repayment of Loans) in inverse order of maturity.

(d) Amounts of the Loans prepaid pursuant to this Section 3.08 may not be reborrowed.

Section 3.09 Time and Place of Payments. (a) The Borrower shall make each payment (including any payment of principal of or interest on any Loan or any Fees or other Obligations) hereunder and under any other Financing Document without setoff, deduction or counterclaim not later than 2:00 p.m., New York City time on the date when due in Dollars in immediately available funds to the Administrative Agent at the following account: JPMorgan Chase Bank

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(Swift ID: CHASUS33XXX), Account Number: 920-1-060663, for the Account of WestLB AG NY Branch, ABA #021 000 021, Ref: Seneca Landlord, LLC, Attention: Loan Administration, or at such other office or account as may from time to time be specified by the Administrative Agent to the Borrower. Funds received after 12:00 noon New York City time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day.

(b) The Administrative Agent shall promptly (but in no event later than 5:00 p.m. New York City time on the date such payment is received or deemed to be received) remit in immediately available funds to each Senior Secured Party its share, if any, of any payments received by the Administrative Agent for the account of such Senior Secured Party.

(c) Whenever any payment (including any payment of principal of or interest on any Loan or any Fees or other Obligations) hereunder or under any other Financing Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment shall (except as otherwise required by the proviso to the definition of “Interest Period” with respect to Eurodollar Loans) be made on the immediately succeeding Business Day, and such increase of time shall in such case be included in the computation of interest or Fees, if applicable.

Section 3.10 Payments Generally. (a) Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance with this Agreement and may, in reliance upon such assumption, distribute to the Lenders the amount due. If the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice by the Administrative Agent to any Lender with respect to any amount owing under this Section 3.10(a) shall be conclusive, absent manifest error.

(b) Nothing herein shall be deemed to obligate any Lender to obtain funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain funds for any Loan in any particular place or manner.

(c) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due under this Agreement or under any Notes held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender (other than, in the event that the Accounts Bank or any bank holding a Local Account is also a Lender, the Borrower Revenue Account or Local Account) any amount so due.

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Section 3.11 Fees. (a) From and including the date hereof until the Final Maturity Date, the Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, on or prior to the date that is four (4) months after the Closing Date and on each anniversary of the Closing Date, an administrative agency fee equal to fifty thousand Dollars ($50,000).

(b) All Fees shall be paid on the dates due, in immediately available funds. Once paid, none of the Fees shall be refundable under any circumstances.

Section 3.12 Pro Rata Treatment. Except as required under Section 3.07 (Optional Prepayment), Section 3.08 (Mandatory Prepayment) or ARTICLE IV (Eurodollar Rate and Tax Provisions), (i) each payment or prepayment of principal of the Loans shall be allocated by the Administrative Agent pro rata among the applicable Lenders in accordance with the respective principal amounts of their outstanding Loans of the type being repaid and (ii) each payment of interest on the Loans shall be allocated by the Administrative Agent pro rata among the applicable Lenders in accordance with the respective interest amounts outstanding on their outstanding Loans of the type in respect of which interest is being paid.

Section 3.13 Sharing of Payments. (a) If any Lender obtains any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of ARTICLE IV (Eurodollar Rate and Tax Provisions)) in excess of its pro rata share of payments then or therewith obtained by all Lenders holding Loans of such type, such Lender shall purchase from the other Lenders holding Loans of such type such participations in Loans of such type made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender that has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of (x) the amount of such selling Lender’s required repayment to the purchasing Lender to (y) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.13 may, to the fullest extent permitted by law, exercise all of its rights of payment (including pursuant to Section 11.14 (Right of Setoff)) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(b) If under any applicable bankruptcy, insolvency or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.13 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 3.13 to share in the benefits of any recovery on such secured claim.

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ARTICLE IV

EURODOLLAR RATE AND TAX PROVISIONS

Section 4.01 Eurodollar Rate Lending Unlawful. (a) If any Lender reasonably determines (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower absent manifest error), but only if such Lender has complied with its obligations under Section 4.04 (Obligation to Mitigate; Replacement of Lender)) that the introduction of or any change in or in the interpretation of any Law after the date hereof makes it unlawful, or any central bank or other Governmental Authority asserts after the date hereof that it is unlawful, for such Lender to maintain any Loan as a Eurodollar Loan, the obligations of such Lender to maintain any Loan as a Eurodollar Loan (but not the obligations of such Lender to maintain any Loan as a Base Rate Loan) shall, upon such determination, forthwith be suspended until such Lender notifies the Administrative Agent that the circumstances causing such suspension no longer exist, and all Eurodollar Loans of such Lender shall automatically convert into Base Rate Loans at the end of the then-current Interest Periods with respect thereto or sooner, if required by such Law or assertion. Upon any such conversion the Borrower shall pay any accrued interest on the amount so converted and, if such conversion occurs on a day other than the last day of the then-current Interest Period for such affected Eurodollar Loans, such Lender shall be entitled to make a request for, and the Borrower shall in such case pay, compensation for breakage costs under Section 4.05 (Funding Losses).

(b) If such Lender notifies the Borrower that the circumstances giving rise to the suspension described in Section 4.01(a) no longer apply, the Borrower may elect (by delivering an Interest Period Notice) to convert the principal amount of any such Base Rate Loan to a Eurodollar Loan in accordance with this Agreement.

Section 4.02 Inability to Determine Eurodollar Rates. (a) In the event, and on each occasion, that the Administrative Agent shall have determined in good faith that for any Eurodollar Loan (i) Dollar deposits in the amount of such Loan and with an Interest Period similar to such Interest Period are not generally available in the London interbank market, or (ii) the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making, maintaining or funding the principal amount of such Loan during such Interest Period, or (iii) adequate and reasonable means do not exist for ascertaining LIBOR, the Administrative Agent shall promptly notify the Borrower and the Lenders of such determination, whereupon each such Eurodollar Loan will automatically, on the last day of the then existing Interest Period for such Eurodollar Loan, convert into a Base Rate Loan. Each determination by the Administrative Agent hereunder shall be conclusive, absent manifest error.

(b) Upon the Administrative Agent’s determination that the condition that was the subject of a notice under Section 4.02(a) has ceased, the Administrative Agent shall promptly notify the Borrower and the Lenders of such determination, whereupon the Borrower may elect (by delivering an Interest Period Notice) to convert any such Base Rate Loan to a Eurodollar Loan on the last day of the then-current Monthly Period in accordance with this Agreement.

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Section 4.03 Increased Eurodollar Loan Costs. If, after the date hereof, the adoption of any applicable Law or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Eurodollar Office) with any request or directive (whether or not having the force of law) of any Governmental Authority increases the cost (other than with respect to Taxes, which are addressed in Section 4.07 (Taxes)) to such Lender of, or results in any reduction in the amount of any sum receivable by such Lender (whether of principal, interest or any other amount) in respect of, maintaining (or of its obligation to maintain) the Loans as Eurodollar Loans, then the Borrower agrees to pay to the Administrative Agent for the account of such Lender the amount of any such increase or reduction. Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, with accompanying support, the additional amount required to compensate fully such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Lender within five (5) Business Days of delivery of such notice, and such notice and determination shall be binding on the Borrower, absent manifest error. Notwithstanding anything to the contrary in this Section 4.03, the Borrower shall not be required to pay a Lender pursuant to this Section 4.03 for any such increase or reduction incurred more than 365 days prior to the date that such Lender notifies the Borrower, or notifies the Borrower of its intention to demand compensation, in accordance with this Section 4.03; provided that, if the circumstance giving rise to such increase or reduction is retroactive, then such 365 day period shall be extended to include the period of retroactive effect.

Section 4.04 Obligation to Mitigate; Replacement of Lender. (a) Each Lender agrees that, after it becomes aware of the occurrence of an event that would entitle it to give notice pursuant to Section 4.01 (Eurodollar Rate Lending Unlawful), Section 4.03 (Increased Eurodollar Loan Costs) or Section 4.06 (Increased Capital Costs) or to receive additional amounts pursuant to Section 4.07 (Taxes), such Lender shall use reasonable efforts to maintain its affected Loan through another lending office (i) if as a result thereof the increased costs would be avoided or materially reduced or the illegality would thereby cease to exist and (ii) if, in the opinion of such Lender, the maintaining of such Loan through such other lending office would not be disadvantageous to such Lender, contrary to such Lender’s normal banking practices or violate any applicable Law.

(b) No change by a Lender in its Domestic Office or Eurodollar Office made for such Lender’s convenience shall result in any increased cost to the Borrower.

(c) If any Lender demands compensation pursuant to Section 4.03 (Increased Eurodollar Loan Costs) or Section 4.06 (Increased Capital Costs) with respect to any Eurodollar Loan, the Borrower may, at any time upon at least three (3) Business Days’ prior notice to such Lender through the Administrative Agent, elect to convert such Loan to a Base Rate Loan. Thereafter, unless and until such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, all such Eurodollar Loans by such Lender shall bear interest as Base Rate Loans. If such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the Borrower may elect (by delivering an Interest Period Notice) to convert the principal amount of each such Base Rate Loan to a Eurodollar Loan in accordance with this Agreement.

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(d) The Borrower will be permitted, with the approval of the Administrative Agent, to replace (with one or more replacement Lenders) any Lender that provides notice under Section 4.01(a) (Eurodollar Rate Lending Unlawful) that it is unable to maintain any Loan as a Eurodollar Loan or requests reimbursement for, or is otherwise entitled to, amounts owing pursuant to Section 4.03 (Increased Eurodollar Loan Costs), Section 4.06 (Increased Capital Costs) or Section 4.07(c) (Taxes – Indemnification by Borrower); provided, that (i) such replacement does not conflict with any Law or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to the Borrower or such Lender or to which the Borrower or such Lender or any of their respective property is subject, (ii) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement Lender shall purchase, at par, the Loans and all other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 4.05 (Funding Losses) if any Eurodollar Loan owing to such replaced Lender is purchased other than on the last day of the Interest Period relating thereto, (v) until such time as such replacement is consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.03 (Increased Eurodollar Loan Costs), Section 4.06 (Increased Capital Costs) or Section 4.07(c) (Taxes – Indemnification by Borrower), as the case may be, (vi) the replacement Lender is an Eligible Assignee, (vii) such replacement is made in accordance with the provisions of Section 11.03(b) (Assignments) (provided, that the Borrower shall be obligated to pay the registration and processing fee), (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, any Agent or any other Lender may have against the replaced Lender, and (ix) prior to any such replacement, in the case of any replacement of a Lender that has determined that the maintaining of a Loan as a Eurodollar Loan is unlawful, the Lender to be replaced shall not have delivered a notice to the Borrower under Section 4.01(b) (Eurodollar Rate Lending Unlawful) that it is no longer unable to maintain any Loan as a Eurodollar Loan and, in the case of any replacement of a Lender that has claimed increased costs, shall have taken no action under Section 4.04 (Obligation To Mitigate; Replacement of Lender) so as to eliminate the need for payment of amounts owing pursuant to Section 4.03 (Increased Eurodollar Loan Costs), Section 4.06 (Increased Capital Costs) or Section 4.07(c) (Taxes – Indemnification by Borrower), as the case may be.

Section 4.05 Funding Losses. In the event that any Lender incurs any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to continue or maintain any portion of the principal amount of any Loan as a Eurodollar Loan, and any customary administrative fees charged by such Lender in connection with the foregoing) as a result of any conversion or repayment or prepayment of the principal amount of any Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.07 (Optional Prepayment), Section 3.08 (Mandatory Prepayment), Section 4.01(a) (Eurodollar Rate Lending Unlawful) or otherwise, then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), together with accompanying support of the amounts owing, the Borrower shall, within five (5) Business Days of receipt thereof, pay to the Administrative Agent for the account of such Lender such amount as will (in the reasonable determination of such Lender)

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reimburse such Lender for such loss or expense. Such written notice and determination shall be binding on the Borrower, absent manifest error.

Section 4.06 Increased Capital Costs. If after the date hereof any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase in of, any applicable Law, guideline or request (whether or not having the force of law) of any Governmental Authority, affects the amount of capital required to be maintained by any Lender, and such Lender reasonably determines that the rate of return on its capital as a consequence of its Loan is reduced to a level below that which such Lender could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower (with accompanying support for the amount required to compensate such Lender for such reduction in rate of return), the Borrower shall pay, within five (5) Business Days after such demand, directly to such Lender additional amounts sufficient to compensate such Lender for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts shall be binding on the Borrower, absent manifest error.

Section 4.07 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Obligations shall be made free and clear of, and without deduction for, any Taxes, unless required by Law; provided that if the Borrower shall be required to deduct any Indemnified Taxes from any such payment, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.07) the Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall timely pay any Indemnified Taxes arising from any payment made under any Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Financing Document and not collected by withholding at the source as contemplated by Section 4.07(a) to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Agent and each Lender, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.07) paid by such Agent or Lender, as the case may be, and any penalties, interest, additions to tax and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Agent, as the case may be, shall be conclusive, absent manifest error.

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(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Each Lender (including any Participant and any other Person to which any Lender transfers its interests in this Agreement as provided under Section 11.03 (Assignments)) that is not a United States Person (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two (2) copies of U.S. Internal Revenue Service Form W 8ECI, Form W 8BEN or Form W 8IMY (with supporting documentation and any other certificate or statements required for exemption from, or reduction of, U.S. federal withholding tax), or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments of interest by the Borrower under the Financing Documents if such Lender is legally entitled to so claim, together with, in the case of a Non-U.S. Lender that is relying on an exemption pursuant to Section 871(h) or 881(c) of the Code, a certificate substantially in the form of Exhibit H certifying that such Lender is not a bank described in Section 881(c)(3)(A) of the Code. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, to the extent that it is in a position to legally do so, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by U.S. taxing authorities for such purpose). The Borrower shall not be obligated to pay any additional amounts in respect of U.S. federal income taxes pursuant to this Section 4.07 (or make an indemnification payment pursuant to this Section 4.07) to any Lender (or any Participant or other Person to which any Lender transfers its interests in this Agreement as provided under Section 11.03 (Assignments)) if the obligation to pay such additional amounts (or such indemnification) would not have arisen but for a failure by such Lender to comply with this Section 4.07(e).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce each Agent and each Lender to enter into this Agreement, the Borrower represents and warrants to each Senior Secured Party as set forth in this ARTICLE V as follows:

Section 5.01 Organization; Power; Compliance with Law and Contractual Obligations. On the date hereof and the Bring Down Date, the Borrower (a) is duly formed, validly existing

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and in good standing under the laws of its jurisdiction of organization, (b) is duly qualified to do business as is now being conducted and as is proposed to be conducted and is in good standing in each jurisdiction where the nature of its business requires such qualification (including Illinois), (c) has all requisite power and authority required to enter into and perform its obligations under each Transaction Document to which it is a party and to conduct its business as currently conducted by it and (d) is in compliance in all material respects with all Laws and Contractual Obligations necessary to conduct its business, except to the extent that any non compliance with clause (b) of this Section 5.01 in any jurisdiction (other than Illinois) could not reasonably be expected to result in a Material Adverse Effect.

Section 5.02 Due Authorization; Non-Contravention. On the date hereof and the Bring Down Date, the execution, delivery and performance by the Borrower of each Transaction Document to which it is a party are within the Borrower’s powers, have been duly authorized by all necessary action, and do not:

(a) contravene the Borrower’s Organic Documents;

(b) contravene in any material respect any Law binding on or affecting the Borrower;

(c) (i) in the case of any Financing Document, contravene any Contractual Obligation binding on or affecting the Borrower or (ii) in the case of any Project Document, contravene in any material respect any Contractual Obligation binding on or affecting the Borrower;

(d) require any consent or approval under the Borrower’s Organic Documents or under any Contractual Obligation binding on or affecting the Borrower that has not been obtained; or

(e) result in, or require the creation or imposition of, any Lien on any of the Borrower’s properties or Equity Interests other than Permitted Liens.

Section 5.03 Governmental Approvals.

(a) As of the date hereof and the Bring Down Date:

(i)	all material Governmental Approvals that are required to be obtained by the Borrower in connection with (A) the due execution, delivery and performance by it of the Transaction Documents to which it is a party, (B) the ownership, use and operation of the Project as contemplated by the Transaction Documents, and the completion of those capital improvements indentified in the Capital Improvement Budget, and (C) the grant by the Borrower of the Liens granted under the Security Documents and the validity, perfection and enforceability thereof (the “Necessary Project Approvals”) are listed in Schedule 5.03;

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(ii)	the Necessary Project Approvals listed in Part A of Schedule 5.03 have been obtained, are in full force and effect, are properly in the name of the appropriate Person, and are final and Non-Appealable;

(iii)	the Necessary Project Approvals listed in Part B of Schedule 5.03 are not required under applicable Laws to be obtained prior to the Closing Date (collectively, the “Deferred Approvals”) and the Borrower has no reason to believe that any Deferred Approval will not be obtained, as required, in the normal course of the ownership, use and operation of the Project, and the completion of those capital improvements identified in the Capital Improvement Budget; and

(iv)	Part B of Schedule 5.03 specifies the stage of performance of capital improvements or operation for which, each Deferred Approval included therein is required to be obtained.

(b) The Borrower may update and correct, with approval of the Administrative Agent, which approval will not be unreasonably withheld, conditioned or delayed, any reference to a Necessary Project Approval on Schedule 5.03 that has been replaced in accordance with applicable Law or to reflect changes in the status thereof between the date hereof and the Bring Down Date.

(c) As of the Bring Down Date, the information set forth in each application (including any updates or supplements thereto) submitted by or on behalf of the Borrower in connection with each Necessary Project Approval after the date hereof was accurate and complete at the time of submission and continues to be accurate and complete, in each case in all material respects and to the extent required for the issuance or continued effectiveness of such Necessary Project Approval.

Section 5.04 Investment Company Act. As of the date hereof and the Bring Down Date, the Borrower is not, and after giving effect to the Loans and the application of the proceeds of the Loans as described herein will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.05 Validity. As of the date hereof and the Bring Down Date, each Transaction Document to which the Borrower is a party has been duly authorized, validly executed and delivered, and constitutes the legal, valid and binding obligations of the Borrower enforceable against the Borrower in each case in accordance with its respective terms, except as the enforceability hereof or thereof may be limited by (a) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law).

Section 5.06 Financial Information. As of the date hereof and the Bring Down Date, each of the financial statements of the Borrower delivered pursuant hereto (which, as of the date hereof, consists solely of the balance sheet of the Borrower delivered pursuant to Section 6.01(h) Conditions to Closing Date – Financial Statements) has been prepared in accordance with

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GAAP, and fairly presents in all material respects the financial condition of the Borrower covered thereby as at the dates thereof and the results of its operations for the period then ended (subject, in the case of unaudited financial statements, to changes resulting from audit and normal year end adjustments and the absence of footnotes).

Section 5.07 [Intentionally Omitted].

Section 5.08 Project Compliance. (a) As of the Bring Down Date, except as set forth on Schedule 5.08, the Project is owned, improved and maintained in compliance in all material respects with all applicable Laws and in compliance in all material respects with the requirements of all Necessary Project Approvals (including all Deferred Approvals) then required to have been obtained.

(b) As of the Bring Down Date, the Project is owned, improved and maintained in compliance in all material respects with all of the Borrower’s Contractual Obligations.

Section 5.09 Litigation. As of the date hereof (to the Knowledge of the Borrower) and as of the Bring Down Date, no action, suit, proceeding or investigation has been instituted or threatened in writing against the Borrower that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.10 Sole Purpose Nature; Business. As of the date hereof and the Bring Down Date, the Borrower has not conducted and is not conducting any business or activities other than businesses and activities relating to the ownership of the Project as contemplated by the Transaction Documents.

Section 5.11 Contracts. As of the date hereof:

(i)	all contracts, agreements, instruments, letter agreements, or other documents to which the Borrower is a party or by which it or any of its properties is bound (other than the Financing Documents), including the Project Documents, and all documents amending, supplementing, interpreting or otherwise modifying or clarifying such contracts, agreements, instruments, letter agreements, understandings and other documents are listed in Schedule 5.11, other than any such contracts that are not Project Documents and (A) have a term of less than six (6) months, (B) under which the Borrower could not reasonably be expected to have obligations, liabilities or revenues equal to or in excess of one hundred thousand Dollars ($100,000) per year individually or two hundred fifty thousand Dollars ($250,000) per year in the aggregate and (C) a termination of which could not reasonably be expected to result in a Material Adverse Effect;

(ii)

all contracts, agreements, instruments, letter agreements, or other documents that are required to be obtained by the Borrower in connection with the repair, remediation and improvement contemplated by the Capital Improvement Budget and operation of the Project as contemplated by the

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Transaction Documents (subject, until the CS End Date, to Cold Shutdown) (collectively, the “Necessary Project Contracts”) are listed in Schedule 5.11, other than any such contracts that (A) have a term of less than six (6) months, (B) under which the Borrower could not reasonably be expected to have obligations, liabilities or revenues equal to or in excess of one hundred thousand Dollars ($100,000) per year individually or two hundred fifty thousand Dollars ($250,000) per year in the aggregate and (C) a termination of which could not reasonably be expected to result in a Material Adverse Effect; and

(iii)	the Necessary Project Contracts listed in Part B of Schedule 5.11 are not required to be in effect prior to the Closing Date (collectively, the “Deferred Contracts”) and are not yet in effect.

Section 5.12 Collateral. (a) As of the date hereof, the Collateral includes all of the Equity Interests in, and all of the tangible and intangible assets of, the Borrower.

(b) As of the date hereof, the Liens and security interests granted to the Collateral Agent (for the benefit of the Senior Secured Parties) pursuant to the Security Documents (i) constitute, as to personal property included in the Collateral, a valid first priority security interest in such personal property and (ii) constitute, as to the Mortgaged Property included in the Collateral, a valid first priority Lien of record in the Mortgaged Property, in each case subject only to Permitted Liens.

(c) As of the date hereof, the security interest granted to the Collateral Agent (for the benefit of the Senior Secured Parties) pursuant to the Security Documents in the Collateral consisting of personal property will be perfected (i) with respect to any property that can be perfected by filing, upon the filing of UCC financing statements in the filing offices identified in Schedule 5.12(c), (ii) with respect to any Blocked Account Collateral that can be perfected solely by control, upon execution of a Blocked Account Agreement and (iii) with respect to any property (if any) that can be perfected solely by possession, upon the Collateral Agent receiving possession thereof, and in each case such security interest will be, as to Collateral perfected under the UCC or otherwise as aforesaid, superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of mortgage, lien, security interest, encumbrance, assignment or otherwise, in each case subject only to Permitted Liens. After giving effect to the filings, registrations and giving of notice referred to in the prior sentence, all such action as is necessary has been taken to establish and perfect the Collateral Agent’s rights in and to the Collateral covered by the Security Documents to the extent the Collateral Agent’s security interest can be perfected by filing, including any recordation, filing, registration, giving of notice or other similar action. The Borrower has properly delivered or caused to be delivered to the Collateral Agent, or provided the Collateral Agent control of, all Collateral relating to assets of or equity in the Borrower or the Lessee, as applicable, that requires perfection of the Liens and security interests described above by possession or control. All or substantially all of the Collateral relating to assets of or equity in the Borrower and all the Lessee Collateral relating to assets of or equity in the Lessee (other than in each

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case, the Blocked Account Collateral, certificates, securities, investments, chattel paper, books and records and general intangibles), including the Mortgaged Property, is or will (when acquired) be located on the Site.

Section 5.13 Ownership of Properties. (a) As of the date hereof and the Bring Down Date, to the extent set forth in the Sale Order, the Borrower has a good and valid fee ownership interest in the Site, subject to Permitted Liens.

(b) As of the date hereof and the Bring Down Date, to the extent set forth in the Sale Order, the Borrower has a good and valid ownership interest, leasehold interest, license interest or other right of use in all other property and assets (tangible and intangible) included in the Collateral relating to assets of or equity in the Borrower under each Security Document, other than the collateral pledged pursuant to the Pledge Agreement. To the Knowledge of Borrower, none of such properties or assets of or equity in the Borrower are subject to any other claims of any Person on and after the Closing Date, including any easements, rights of way or similar agreements affecting the use or occupancy of the Project or the Site, other than Permitted Liens.

(c) As of the date hereof and the Bring Down Date, all Equity Interests in the Borrower are owned by the Pledgor.

(d) As of the date hereof and the Bring Down Date, the properties and assets of the Borrower are separately identifiable and are not commingled with the properties and assets of any other Person and are readily distinguishable from the property and assets of other Persons.

(e) As of the date hereof and the Bring Down Date, the Borrower does not have any leasehold interest in, and is not lessee of, any real property.

(f) As of the date hereof and the Bring Down Date, there are no easements, rights of way or similar agreements affecting the use or occupancy of the Project, other than Permitted Liens.

Section 5.14 Taxes. (a) As of the date hereof (to the Knowledge of the Borrower) and as of the Bring Down Date, the Borrower has (i) filed all Tax Returns required by Law to have been filed by it and (ii) has paid all Taxes thereby shown to be owing, as and when the same are due and payable, other than, in the case of this Section 5.14(a)(ii), Taxes that are subject to a Contest.

(b) As of the date hereof (to the Knowledge of the Borrower) and as of the Bring Down Date, the Borrower is not taxable as a corporation for federal tax purposes, and the Borrower has not taken any action to cause it to be treated as a corporation for state or local tax purposes if it would, in the absence of such action, not be taxable as a corporation for state or local purposes.

(c) As of the date hereof (to the Knowledge of the Borrower) and as of the Bring Down Date, the Borrower is not a party to any tax sharing agreement with any Person.

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(d) As of the date hereof (to the Knowledge of the Borrower) and as of the Bring Down Date, the Borrower has not agreed to extend the statute of limitations period applicable to the assessment or collection of any Tax.

(e) As of the date hereof (to the Knowledge of the Borrower) and as of the Bring Down Date, the Borrower is not under any governmental audit with respect to any Tax for any period, there are no claims for additional Tax being pursued by any Governmental Authority with respect to its business, income or activities, and no such claims have been threatened in writing by a Governmental Authority.

Section 5.15 ERISA Plans. As of the date hereof and the Bring Down Date, (i) neither the Borrower nor any ERISA Affiliate has (or within the five year period immediately preceding the date hereof had) any liability in respect of any Plan or Multiemployer Plan and (ii) the Borrower has no contingent liability with respect to any post retirement benefit under any “welfare plan” (as defined in Section 3(1) of ERISA).

Section 5.16 Property Rights, Utilities, Supplies Etc. (a) As of the Bring Down Date, all material property interests, utility services, means of transportation, facilities and other materials necessary for the performance of capital repairs, remediation and improvements with respect to, testing, start-up, use and operation of the Project (until the CS End Date in Cold Shutdown) (including, as necessary, gas, roads, rail transport, electrical, water and sewage services and facilities) are, or will be when needed, available to the Project, and arrangements in respect thereof have been or will be made on commercially reasonable terms.

(b) As of the Bring Down Date, there are no material supplies, materials or equipment necessary for the performance of capital repair, remediation and improvements with respect to, operation (until the CS End Date in Cold Shutdown) or maintenance of the Project that are not expected to be available at the Site on commercially reasonable terms consistent with the Capital Improvement Budget, any Supplemental Capital Improvement Budget, or the Operating Budget, as applicable.

Section 5.17 No Defaults. As of the date hereof and the Bring Down Date, (i) no Default or Event of Default has occurred and is continuing and (ii) no default has occurred under the Lease and is continuing.

Section 5.18 Environmental Warranties. As of the date hereof (to the Knowledge of the Borrower) and as of the Bring Down Date:

(a) (i) The Borrower and its Environmental Affiliates are in compliance in all material respects with all applicable Environmental Laws, (ii) the Borrower and its Environmental Affiliates have all Environmental Approvals required to operate their businesses as presently conducted and are in compliance in all material respects with the terms and conditions thereof and (iii) none of the Borrower nor any of its Environmental Affiliates has received any written communication (other than a communication that the Administrative Agent has agreed in writing is not materially adverse) from a Governmental Authority that alleges that the Borrower or such

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Environmental Affiliate is not in compliance in all material respects with all Environmental Laws and Environmental Approvals.

(b) There is no Environmental Claim pending or, to the Knowledge of the Borrower, threatened against the Borrower. There is no Environmental Claim pending or , to the Knowledge of the Borrower, threatened against any Environmental Affiliate of the Borrower.

(c) Except as disclosed in the Environmental Site Assessment Report, there are no circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern that have occurred since the Closing Date, that could reasonably be expected to form the basis of any Environmental Claim against the Borrower or any Environmental Affiliate or could otherwise reasonably be expected to interfere with the capital improvement work with respect to or operation (until the CS End Date in Cold Shutdown) of the Project.

(d) Except to the extent disclosed in the Environmental Site Assessment Report, without in any way limiting the generality of the foregoing, (i) there are no on site or off site locations in which the Borrower or any Environmental Affiliate of the Borrower has stored, disposed or arranged for the disposal of Materials of Environmental Concern that could reasonably be expected to form the basis of an Environmental Claim or that is not in compliance with applicable Environmental Laws and (ii) no polychlorinated biphenyls (PCBs) are or will be used or stored by the Borrower at any property owned or leased by the Borrower.

(e) The Borrower has not received any letter or request for information under Section 104 of the CERCLA, or comparable state laws, and none of the business or operations of the Borrower is the subject of any investigation by a Governmental Authority evaluating whether any remedial action is needed to respond to a release or threatened release of any Material of Environmental Concern at the Project or at any other location, including any location to which the Borrower has transported, or arranged for the transportation of, any Material of Environmental Concern.

Section 5.19 Regulations T, U and X. As of the date hereof and as of the Bring Down Date, the Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loan will be used for any purpose that violates, or would be inconsistent with, F.R.S. Board Regulation T, U or X. Terms for which meanings are provided in F.R.S. Board Regulation T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section 5.19 with such meanings.

Section 5.20 Accuracy of Information. As of the date hereof and as of the Bring Down Date:

(a) All factual information furnished by or on behalf of the Borrower in this Agreement, in any other Financing Document or otherwise in writing to any Senior Secured Party, any Consultant, or counsel for purposes of or in connection with this Agreement and the other

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Financing Documents (other than projections, budgets and other “forward looking” information that have been prepared on a reasonable basis and in good faith by or on behalf of the Borrower) is, when taken as a whole, after giving effect to any supplemental information, and as of the date furnished, true and accurate in all material respects and such information is not, when taken as a whole, after giving effect to any supplemental information, as of the date furnished, incomplete by omitting to state any material fact necessary to make such information not misleading in any material respect.

(b) The assumptions constituting the basis on which the Borrower prepared the Capital Improvement Budget and the Operating Budget, and the numbers set forth therein, were developed and consistently utilized in good faith and are reasonable and represent the Borrower’s reasonable judgment as of the date prepared as to the matters contained therein, based on all information known to the Borrower.

(c) The Borrower reasonably believes that the Capital Improvement Completion Date will occur on or before the Commencement Date Certain and that the cost to complete the performance of capital improvements with respect to the Project shall be as set forth in the Capital Improvement Budget.

(d) The Borrower reasonably believes that after the performance of capital repair, remediation and improvements contemplated under the Capital Improvement Budget and performance of any necessary testing and start-up, the use, ownership, operation and maintenance of the Project are economically and technically feasible.

Section 5.21 Indebtedness. (a) As of the date hereof and as of the Bring Down Date, the Obligations are, after giving effect to the Financing Documents and the transactions contemplated thereby, the only outstanding Indebtedness of the Borrower other than Permitted Indebtedness. The Obligations rank at least pari passu with all other Indebtedness of the Borrower.

(b) As of the date hereof and as of the Bring Down Date, after giving effect to the Financing Documents and the transactions contemplated thereby, the Borrower will have no outstanding Indebtedness other than Permitted Indebtedness, and all Liens (other than Permitted Liens) against assets of the Borrower will have been released.

Section 5.22 Separateness. (a) As of the date hereof and as of the Bring Down Date, (i) the Borrower maintains separate bank accounts and separate books of account from any other Person and (ii) the separate liabilities of the Borrower are readily distinguishable from the liabilities of each Affiliate of the Borrower, including the Pledgor.

(b) As of the date hereof and as of the Bring Down Date, the Borrower conducts its business solely in its own name in a manner not misleading to other Persons as to its identity.

(c) As of the date hereof and as of the Bring Down Date, the Borrower is in compliance with the provisions set forth on Schedule 5.22.

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Section 5.23 [Intentionally Omitted].

Section 5.24 Subsidiaries. As of the date hereof and as of the Bring Down Date, the Borrower has no Subsidiaries.

Section 5.25 Foreign Assets Control Regulations, Etc. As of the date hereof and as of the Bring Down Date:

(a) The use of the proceeds of the Loan by the Borrower will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) The Borrower:

(i)	is not a Person or entity described by Section 1 of Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (12 C.F.R. 595), and does not engage in dealings or transactions with any such Persons or entities; and

(ii)	is not in violation of the Patriot Act.

Section 5.26 [Intentionally Omitted]

Section 5.27 Employment Matters. As of the date hereof and as of the Bring Down Date, the Borrower does not have any employees.

Section 5.28 Legal Name and Place of Business. (a) As of the date hereof and as of the Bring Down Date, the exact legal name and jurisdiction of formation of the Borrower is: Seneca Landlord, LLC, a limited liability company organized and existing under the laws of the State of Iowa, and the Borrower has not had any other legal names in the previous five (5) years other than REG Seneca, LLC.

(b) As of the date hereof and as of the Bring Down Date, the chief executive office of the Borrower is located at 2425 Olympic Boulevard, Suite 4050, West Santa Monica, California 90404. The Borrower also does business at the Site.

Section 5.29 No Brokers. As of the date hereof and as of the Bring Down Date, the Borrower has no obligation to pay any finder’s, advisory, broker’s or investment banking fee in connection with the transactions contemplated by this Agreement, except for the fees payable pursuant to Section 3.11 (Fees).

Section 5.30 Insurance. As of the date hereof, all insurance required to be obtained and maintained pursuant to the Transaction Documents by the Borrower is in full force and effect and complies with the insurance requirements set forth on Schedule 7.01(h) (and, in the case of insurance required under any Project Document, also complies in all material respects with the

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insurance requirements in such Project Document). All premiums then due and payable on all such insurance have been paid.

Section 5.31 Patents, Trademarks, Etc. As of the date hereof:

(a) The Borrower has obtained all patents, trademarks, copyrights and other such rights or adequate licenses therein set forth in the Sale Order.

(b) To the extent set forth in the Sale Order, the Borrower is the sole owner of the issued and pending patents set forth on Schedule 5.31. No claims have been made against the Borrower in writing with respect to such issued or pending patents or its ownership thereof.

(c) To the extent set forth in the Sale Order, the Borrower owns and possesses all, right, title and interest in and to the Intellectual Property owned or used by the Borrower (“Borrower Intellectual Property”) as currently available for use.

(d) The Borrower has not received any notice regarding any infringement or misappropriation by the Borrower of any Intellectual Property of any third party including any demands or offers to license any Intellectual Property from any third party.

(e) To the Knowledge of the Borrower, no third party is infringing or has infringed, misappropriated or otherwise violated any Borrower Intellectual Property. No such claims have been brought or threatened in writing against any third party by the Borrower.

(f) As used herein, “Intellectual Property” means any of the following in any jurisdiction throughout the world: (A) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing; (B) Internet domain names, trademarks, service marks, trade dress, trade names, logos, slogans and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (C) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (D) mask works and registrations and applications for registration thereof; (E) computer Software, data, data bases and documentation thereof; (F) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) (collectively, “Trade Secrets”); and (G) copies and tangible embodiments thereof (in whatever form or medium). As used herein, “Software” means computer software programs, including all source code, object code, specifications, databases, designs and documentation related to such programs, in each case as they exist anywhere in the world.

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Section 5.32 Accounts. As of the date hereof and as of the Bring Down Date, the Borrower does not have, and is not the beneficiary of, any bank account other than (i) the Borrower Revenue Account and the Capital Improvements Account and (ii) Local Accounts set forth on Schedule 5.32 with respect to which Blocked Account Agreements have been duly executed and delivered.

Section 5.33 Closing Date Disbursements. The Closing Date Disbursements are in accordance with the Capital Improvement Budget.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to Closing Date. The occurrence of the Closing Date is subject to the satisfaction of each of the following conditions precedent:

(a) Delivery of Financing Documents. The Administrative Agent shall have received each of the following fully executed documents, each of which shall be originals, portable document format (“pdf”) or facsimiles (followed promptly by originals), duly executed and delivered by each party thereto and in form and substance reasonably satisfactory to each Lender:

(i)	this Agreement;

(ii)	if requested by any Lender, the original Note, duly executed and delivered by an Authorized Officer of the Borrower in favor of such Lender;

(iii)	the Security Agreement;

(iv)	the IP Security Agreement;

(v)	the Pledge Agreement;

(vi)	the Leasehold Mortgage;

(vii)	the Mortgage; and

(viii)	the Blocked Account Agreement(s).

(b) Project Documents; Contracts; Consents; Lessee Security Documents. (i) The Administrative Agent shall have received true, correct and complete copies of (A) each of the Necessary Project Contracts listed on Schedule 5.11 Part A (and in the case of the Lease, the original executed counterpart thereof), which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Independent Engineer, (B) each other material Contractual Obligation of the Borrower relating to the Project for which a copy has been reasonably requested by the Administrative Agent and (C) the Lessee Security Documents.

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(ii)	The Administrative Agent shall have received a Consent, in form and substance reasonably satisfactory to the Administrative Agent, with respect to each Construction Contract and with respect to the Lessee Security Agreement and the Lessee Pledge Agreement.

(c) Officer’s Certificates. The Administrative Agent shall have received the following certificates, dated as of the Closing Date, upon which the Administrative Agent and each Senior Secured Party may conclusively rely:

(i)	Borrower:

(A)	a duly executed certificate of an Authorized Officer of the Borrower certifying that (x) all conditions set forth in this Section 6.01 have been satisfied on and as of the Closing Date, (y) all representations and warranties made by the Borrower in this Agreement and each other Financing Document to which the Borrower is a party are true and correct on and as of the Closing Date and (z) the Effective Date (as such term is defined in the Lease) has occurred;

(B)	a duly executed certificate of an Authorized Officer of the Borrower certifying that (w) the copies of each of the documents delivered pursuant to Section 6.01(b) are true, correct and complete, (x) each such document is in full force and effect and no term or condition of any such document has been amended from the form thereof delivered to the Administrative Agent, (y) each of the conditions precedent set forth in each such document delivered pursuant to Section 6.01(b) that is required to be satisfied on or before the Closing Date has been satisfied or waived by the parties thereto, and (z) no material breach, material default or material violation by the Borrower, or to the Knowledge of the Borrower, by the other party under any such document has occurred and is continuing; and

(C)	a duly executed certificate of an Authorized Officer of the Pledgor certifying that all representations and warranties made by the Pledgor in the Pledge Agreement are true and correct on and as of the Closing Date (except with respect to representations and warranties that expressly refer to an earlier date).

(ii)	the Lessee: each certificate delivered to Borrower on the Closing Date pursuant to the Lease Documents each of which shall be in form and substance reasonably acceptable to the Administrative Agent.

(d) Resolutions, Incumbency, Organic Documents. (i) The Administrative Agent shall have received from each of the Borrower and the Pledgor a certificate of

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an Authorized Officer, dated as of the Closing Date, upon which the Administrative Agent and each Senior Secured Party may conclusively rely, as to:

(A)	satisfactory resolutions of its members, managers or directors, as the case may be, then in full force and effect authorizing the execution, delivery and performance of each Transaction Document to which it is party and the consummation of the transactions contemplated therein;

(B)	the incumbency and signatures of those of its officers and representatives duly authorized to execute and otherwise act with respect to each Financing Document to which it is party; and

(C)	such Person’s Organic Documents, which in the case of the Borrower shall be in form and substance reasonably satisfactory to the Administrative Agent and shall include the Required LLC Provisions, and in every case certifying that (A) such documents are in full force and effect and no term or condition thereof has been amended from the form thereof delivered to the Administrative Agent and (B) no material breach, material default or material violation thereunder has occurred and is continuing.

(ii)	The Administrative Agent shall have received each resolution, incumbency certificate and Organic Document delivered to Borrower on the Closing Date pursuant to the Lease Documents each of which shall be in form and substance reasonably acceptable to the Administrative Agent.

(e) Authority to Conduct Business. The Administrative Agent shall have received satisfactory evidence, including certificates of good standing from the Secretaries of State of each relevant jurisdiction, dated no more than five (5) Business Days (or such other time period reasonably acceptable to the Administrative Agent) prior to the Closing Date, that each of the Borrower, the Lessee, the Pledgor and the Lessee Pledgor is duly authorized as a limited liability company or corporation, as applicable, to carry on its business, and is duly formed, validly existing and in good standing in each jurisdiction in which it is required to be so authorized.

(f) Opinions of Counsel. The Administrative Agent shall have received the legal opinions of New York, Illinois and Iowa counsel to the Borrower, the Pledgor, the Lessee, the Lessee Pledgor, REG Services and REG Marketing, including with respect to the enforceability of the Management and Operating Services Agreement against REG Services and REG Marketing, addressed to the Senior Secured Parties, and each in form and substance reasonably satisfactory to the Administrative Agent.

(g) Lien Search; Perfection of Security. The Collateral Agent shall have been granted a first priority perfected security interest in all Collateral (including the Lessee Collateral), and the Administrative Agent shall have received satisfactory copies or

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evidence, as the case may be, of the following actions in connection with the perfection of the Security:

(i)	completed requests for information or lien search reports, dated no more than five (5) Business Days (or such other, longer time period reasonably acceptable to the Administrative Agent) before the Closing Date, listing all effective UCC financing statements, fixture filings or other filings evidencing a security interest filed in Delaware, Illinois, Iowa and any other jurisdictions reasonably requested by the Administrative Agent that name the Borrower, the Pledgor, the Lessee or the Lessee Pledgor as a debtor, together with copies of each such UCC financing statement, fixture filing or other filings, which shall show no Liens other than Permitted Liens;

(ii)	UCC financing statements and other filings and recordations (including fixture filings), in proper form for filing in all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority Liens and security interests created under the Security Documents covering the Collateral described therein, and each such UCC financing statement and other filing or recordation shall be duly filed on or prior to the Closing Date;

(iii)	the original certificates representing all Equity Interests in the Borrower shall have been delivered to the Collateral Agent, in each case together with a duly executed irrevocable proxy and a duly executed transfer power in the forms attached to the Pledge Agreement;

(iv)	UCC financing statements and other filings and recordations (including fixture filings), in proper form for filing in all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority Liens and security interests created under the Lessee Security Documents covering the Lessee Collateral described therein, and each such UCC financing statement and other filing or recordation shall be duly filed on or prior to the Closing Date;

(v)	the original certificates representing all Equity Interests in the Lessee shall have been delivered to the Collateral Agent, in each case together with a duly executed irrevocable proxy and a duly executed transfer power in the forms attached to the Lessee Pledge Agreement; and

(vi)	with respect to the Borrower and the Project, evidence of the making (which may be done on the Closing Date) of all other actions, recordings and filings of or with respect to the Security Documents delivered pursuant to Section 6.01(a) (Conditions Precedent – Conditions to Closing) that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority Liens created thereunder (including the Borrower’s security interest in the Lease Collateral).

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(h) Financial Statements. The Administrative Agent shall have received an accurate and complete copy of the Borrower’s balance sheet as of March 31, 2010.

(i) Governmental Approvals. The Borrower shall have obtained all Necessary Project Approvals listed on Schedule 5.03 Part A, and the Administrative Agent shall have received a duly executed certificate of an Authorized Officer of the Borrower certifying that (i) attached to such certificate are true, correct and complete copies of each such Necessary Project Approval and (ii) Schedule 5.03 Part A accurately identifies all Necessary Project Approvals.

(j) Equator Principles. The Administrative Agent shall have received all documentation requested by the Administrative Agent that is necessary to evidence compliance with, and otherwise required in connection with, the Equator Principles.

(k) Third Party Approvals. The Administrative Agent shall have received reasonably satisfactory documentation of any approval by any Person required in connection with any transaction contemplated by this Agreement or any other Financing Document that the Administrative Agent has reasonably requested in connection herewith.

(l) Fees; Expenses. The Administrative Agent shall have received for its own account, or for the account of each Senior Secured Party entitled thereto, all costs and expenses (including costs, fees and expenses of legal counsel and Consultants) for which invoices have been presented subject, in the case of Closing Costs and Closing Costs (as such term is defined in the ABL Agreement) payable on the Closing Date (as such term is defined in the ABL Agreement), to an aggregate maximum amount of one hundred and fifty thousand Dollars $150,000.

(m) Establishment of Deposit Accounts. Each of the Borrower Revenue Account, the Capital Improvements Account and the Lessee Revenue Account shall have been established to the reasonable satisfaction of the Administrative Agent.

(n) Insurance. The Administrative Agent shall have received:

(i)	satisfactory evidence that the insurance requirements set forth on Schedule 7.01(h) with respect to the Borrower and the Project have been satisfied, including binders or certificates evidencing the commitment of insurers to provide each insurance policy required by Schedule 7.01(h), evidence of the payment of all premiums then due and owing in respect of such insurance policies and a certificate of the Borrower’s insurance broker (or insurance carrier) certifying that all such insurance policies are in full force and effect; and

(ii)

a report of the Insurance Consultant in form and substance reasonably satisfactory to the Administrative Agent discussing, among other matters that the Administrative Agent may require, the adequacy of the insurance coverage for the Project, together with a duly executed certificate of the

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Insurance Consultant in the form of Exhibit I, appropriately completed to the satisfaction of the Administrative Agent.

(o) Independent Engineer’s Report. The Administrative Agent shall have received a report of the Independent Engineer with respect to the Project, accompanied by a duly executed certificate of the Independent Engineer in the form of Exhibit J-1, each in form and substance reasonably satisfactory to each Lender, discussing, among other matters that the Lenders may require:

(i)	the reasonableness of the Capital Improvement Budget and the feasibility and efficacy of the Borrower’s approach to performing capital repair, remediation and improvement work with respect to and start-up of the Project;

(ii)	operating performance and costs assumptions;

(iii)	confirmation that the Borrower is in compliance in all material respects with all Environmental Approvals applicable to the Project and does not have any known present or contingent liability relating to any Environmental Approval or Environmental Claim regarding the Project; and

(iv)	confirmation that all Environmental Approvals necessary to perform capital improvement work with respect to and operate the Project (other than Environmental Approvals that are Deferred Approvals) have been obtained and are in full force and effect, final and Non-Appealable.

(p) Environmental Site Assessment Report. The Administrative Agent shall have received the Environmental Site Assessment Report.

(q) Capital Improvement Budget; Preliminary Operating Budget. The Administrative Agent shall have received (i) the Capital Improvement Budget in form and substance reasonably satisfactory to the Required Lenders, and (ii) a certificate of a Financial Officer of each of the Borrower and the Lessee certifying as to the reasonableness of the underlying assumptions and the conclusions on which the Capital Improvement Budget is based and demonstrating aggregate Designated Capital Improvement Costs equal to or less than $4,000,000. The Administrative Agent shall have received a proposed Operating Budget (“Preliminary Operating Budget”) for the period from the proposed First Train Completion Date to the six-month anniversary of such date setting forth in reasonable detail the projected requirements for Operating and Maintenance Expenses for such period.

(r) Survey; Site Description. The Administrative Agent shall have received a current survey of the Site conforming with ALTA/ACSM 2005 survey standards, including Table A, items 6, 8, 10 and 11(a), and otherwise acceptable to the Administrative Agent (a “Survey”) prepared by Etscheid Duttlinger & Associates Inc., or another registered or licensed surveyor acceptable to the Administrative Agent and the Title Insurance Company, certified to the Senior Secured Parties and such

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Title Insurance Company. The Administrative Agent shall have received a detailed description of the parcel of real property owned by the Borrower and/or on which the Project is situated and, upon approval by the Administrative Agent, such description shall be deemed to be an amendment to this Agreement and Schedule 5.13 shall be deemed to be replaced with such description.

(s) Title Insurance.

(i)	The Administrative Agent shall have received a paid policy or policies of mortgage title insurance (the “Title Insurance Policy”), in an aggregate amount equal to the Aggregate Loan Commitment on a Form 2006 extended coverage lender’s policy, containing such endorsements (including an endorsement deleting the creditor’s rights exception) as the Administrative Agent may request and otherwise in form and substance reasonably satisfactory to the Administrative Agent, from the Title Insurance Company (with co insurance or reinsurance in such amounts and with such title insurance companies as may be required and approved by the Administrative Agent), containing no exception for mechanics’ or materialmen’s Liens and no other exceptions (printed or otherwise) other than those approved by the Required Lenders, and insuring that the Collateral Agent has a good, valid and enforceable first Lien of record on the Mortgaged Property free and clear of all defects and encumbrances (other than Permitted Liens).

(ii)	The Title Insurance Policy shall confirm that the Borrower has good, marketable title to the Site subject to no Liens (other than Liens in favor of the Collateral Agent or other Permitted Liens).

(t) Bank Regulatory Requirements. The Administrative Agent shall have received at least four (4) Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti money laundering rules and regulations, including the Patriot Act.

(u) Process Agent. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, acceptances from the Process Agent for the Borrower appointed under Section 11.02(d) (Applicable Law; Jurisdiction; Etc. – Appointment of Process Agent and Service of Process) and as required under each other Financing Document in effect on the Closing Date.

(v) [INTENTIONALLY OMITTED].

(w) Equity. The Required Equity Contribution less the Closing Date Disbursements shall have been funded into the Capital Improvements Account and the Administrative Agent shall have received satisfactory confirmation thereof.

(x) Asset Purchase Agreement. The transactions contemplated by the Asset Purchase Agreement shall have been consummated in accordance with the terms of the

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Asset Purchase Agreement and a final order of the Bankruptcy Court in form and substance acceptable to the Administrative Agent and the DIP Agent.

(y) Assignment and Assumption Agreement. The transactions contemplated by the Assignment and Assumption Agreement shall have been consummated in accordance with the terms of the Assignment and Assumption Agreement and a final order of the Bankruptcy Court in form and substance acceptable to the Administrative Agent and the DIP Agent.

(z) Lease Documents. The Lease Documents shall have been entered into and shall be in full force and effect. No default or breach has occurred and is continuing under any Lease Document.

(aa) Representations and Warranties. All representations and warranties made by the Borrower and the Pledgor in any Financing Document to which it is a party are true and correct in all material respects (other than representations and warranties that are qualified by Material Adverse Effect or materiality, which shall be true and correct in all respects) on and as of the Closing Date, before and after giving effect to the making of the Loans;

(bb) No Default. No Default or Event of Default has occurred and is continuing, or would result from the making of the Loans.

(cc) No MAE. As of the Closing Date, there is no event or occurrence that would reasonably be expected to have a Material Adverse Effect.

(dd) No Litigation. No action, suit, proceeding or investigation shall have been instituted or threatened in writing against the Borrower, the Pledgor or the Project.

(ee) Abandonment, Taking, Total Loss. (i) No Event of Abandonment or Event of Total Loss shall have occurred and be continuing with respect to the Project, (ii) no Event of Taking relating to any Equity Interests in the Borrower or the Lessee shall have occurred and be continuing, or (iii) no Event of Taking with respect to a material part of the Project shall have occurred.

(ff) Effective Date. The Effective Date (as such term is defined in the Lease) shall have occurred.

ARTICLE VII

COVENANTS

Section 7.01 Affirmative Covenants. The Borrower agrees with each Senior Secured Party that, until the Discharge Date, it will perform the obligations set forth in this Section 7.01 applicable to it.

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(a) Compliance with Laws. The Borrower shall comply in all material respects with all Laws (other than Environmental Laws, which are addressed in Section 7.01(b)) applicable to it or to its business or property.

(b) Environmental Matters.

(i)	The Borrower shall (A) comply in all material respects with all Environmental Laws, (B) after giving effect to the terms of the Sale Order, keep the Project free of any Lien imposed pursuant to any Environmental Law, (C)) after giving effect to the terms of the Sale Order, pay or cause to be paid when due and payable any and all costs required to be paid by the Borrower by any Environmental Laws, including the cost of identifying the nature and extent of the presence of any Materials of Environmental Concern in, on or about the Project or on any real property owned or leased by the Borrower or on the Mortgaged Property, and the cost of delineation, management, remediation, removal, treatment and disposal of any such Materials of Environmental Concern, and (D) use its best efforts to ensure that no Environmental Affiliate takes any action or violates any Environmental Law that could reasonably be expected to result in an Environmental Claim.

(ii)	Without limiting the provisions of Section 7.01(b)(i), the Borrower shall not use or allow the Project to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer, process or transport Materials of Environmental Concern other than in compliance in all material respects with Environmental Laws.

(c) Operations and Maintenance. The Borrower shall own and peform (or cause to be performed) capital improvement work with respect to, and operate and maintain (or cause to be operated and maintained) (until the CS End Date in Cold Shutdown) the Project in all material respects in accordance with (i) the terms and provisions of the Transaction Documents to which it is a party, (ii) all applicable Governmental Approvals and Laws and (iii) Prudent Biodiesel Operating Practice.

(d) Capital Improvement of Project; Maintenance of Properties. (i) The Borrower shall apply the proceeds of the Required Equity Contribution to the purposes specified in Section 7.01(g) (Covenants – Affirmative Covenants – Use of Proceeds and Cash Flow) and shall duly complete, or cause the completion of, capital repair, remediation and improvement work with respect to the Project and shall cause the Final Completion Date to occur, substantially in accordance with (A) the scope of work and other specifications set forth in the Construction Contracts, (B) the Capital Improvement Budget, and (C) exercise of that degree of skill, diligence, prudence, foresight and care that are expected of a biodiesel construction contractor, in order to efficiently accomplish the desired result consistent with safety standards, applicable Laws, manufacturers’ warranties, manufacturers’ recommendations and the Project Documents.

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(ii)	The Borrower (subject to Cold Shutdown until the CS End Date) shall keep, or cause to be kept, in good working order and condition, ordinary wear and tear excepted, all of its material properties and equipment that are necessary or useful in the proper conduct of its business.

(iii)	Except as required in connection with the performance of capital repair, remediation and improvement work with respect to the Project, the Borrower shall not permit the Project or any material portion thereof to be removed, demolished or materially altered, unless such material portion that has been removed, demolished or materially altered has been replaced or repaired as permitted under this Agreement.

(iv)	The Borrower shall continue to engage in business of the same type as now conducted by it and do or cause to be done all things necessary to preserve and keep in full force and effect (A) its entity existence and (B) its material patents, trademarks, trade names, copyrights, franchises and similar rights.

(e) Payment of Obligations. The Borrower shall pay and discharge as the same shall become due and payable all of its material obligations and liabilities, including (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are subject to a Contest, (ii) all of its obligations and liabilities under its Contractual Obligations, (iii) all lawful claims that, if unpaid, would by law become a Lien upon its properties (other than Permitted Liens), unless such claims are subject to a Contest and (iv) the obligation to pay $200,000 in real property taxes with respect to the Project assumed by the Borrower pursuant to the Asset Purchase Agreement.

(f) Governmental Approvals. The Borrower shall maintain in full force and effect, in the name of the Borrower or the Lessee, all Necessary Project Approvals and obtain all Deferred Approvals, all of which shall be reasonably satisfactory to the Administrative Agent prior to the time it is required to be obtained hereunder, including as set forth on Schedule 5.03 Part B, but in any event no later than the date required to be obtained under applicable Law.

(g) Use of Proceeds and Cash Flow.

(i)	All proceeds of the Required Equity Contribution shall be applied to pay Designated Capital Improvement Costs.

(ii)	The Borrower shall cause all Cash Flow, Insurance Proceeds and Condemnation Proceeds, proceeds of asset disposals (other than the sale of Products) and Project Document Termination Payments that it receives to be applied in accordance with the Accounts Agreement and ARTICLE VIII (Certain Proceeds).

(iii)	Prior to the receipt by the Borrower of Insurance Proceeds, Condemnation Proceeds, proceeds of asset disposals (other than the sale of Products) or

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Project Document Termination Payments, the Borrower shall establish a bank account on terms and conditions reasonably acceptable to the Collateral Agent into which such Insurance Proceeds, Condemnation Proceeds, proceeds of asset disposals (other than the sale of Products) and Project Document Termination Payments shall be deposited.

(h) Insurance. Without cost to any Senior Secured Party, the Borrower shall at all times obtain and maintain, or cause to be obtained and maintained, the types and amounts of insurance listed and described on Schedule 7.01(h), in accordance with the terms and provisions set forth therein for the Project and the Borrower, and shall obtain and maintain such other insurance as may be required pursuant to the terms of any Transaction Document. The Lenders shall be additional insureds on all liability policies except workers compensation/employers liability policies and additional named insureds on all property policies, and the Administrative Agent shall be the loss payee in accordance with Schedule 7.01(h), under all property related policies including business interruption (including any delay in start-up) as applicable. The Borrower shall cause such insurance to be in place prior to the date required, and each required insurance policy shall be renewed or replaced prior to the expiration thereof. In the event the Borrower fails to take out or maintain (or cause to be taken out and maintained) the full insurance coverage required by this Section 7.01(h), the Administrative Agent may (but shall not be obligated to) take out and maintain the required policies of insurance and pay the premiums on such policies. All amounts so advanced by the Administrative Agent shall become Obligations, and the Borrower shall forthwith pay such amounts to the Administrative Agent, together with interest from the date of payment by the Administrative Agent at the Default Rate.

(i) Books and Records; Inspections. The Borrower shall keep proper books of record and account relating to the Project, separate from the books and records of any other Person (including any Affiliates of the Borrower), in which complete, true and accurate entries in conformity with GAAP and all requirements of Law shall be made of all financial transactions and matters elating to the Project, and shall maintain such books of record and account in material conformity with applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower. The Borrower shall keep books and records that accurately reflect all of its business affairs, transactions and the documents and other instruments that underlie or authorize all of its actions in each case relating to the Project. The Borrower shall permit officers and designated representatives of the Agents to visit and inspect any of its properties (including the Project), to examine its entity, financial and operating records relating to the Project, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts relating to the Project with its members, managers, directors, officers and independent public accountants, all at the expense of the Borrower (provided that so long as no Default or Event of Default has occurred and is continuing, such visits or inspections shall be at the expense of the Borrower only once per Fiscal Year) and at reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided that if a Default or Event of Default has occurred and is continuing, any Agent, Lender or Consultant (or any of

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their respective officers or designated representatives) may do any of the foregoing at the expense of the Borrower during normal business hours and without advance notice.

(j) Operating Budget.

(i)	The Borrower shall, not later than fifteen (15) days before the First Train Completion Date, adopt an operating plan and a budget setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses for the Project for the period from such date to the conclusion of the then-current Fiscal Year and provide a copy of such operating plan and budget at such time to the Administrative Agent. No less than forty-five (45) days in advance of the beginning of each Fiscal Year and each six (6) month period thereafter, the Borrower shall similarly adopt a twelve (12) calendar month operating plan and budget for the Project setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses for the ensuing twelve (12) calendar month period and provide a copy of such operating plan and budget at such time to the Administrative Agent. (Each such operating plan and budget is herein called an “Operating Budget”.) Each Operating Budget shall set forth for each week covered thereby (i) an amount expressed in Dollars in respect of the OPEX Expenses to be incurred during such week and (ii) an amount expressed in the relevant quantity in respect of the COGS Expenses to be incurred during such week and the notional Dollar value of such quantities calculated in the manner set forth in the Operating Budget. Each Operating Budget shall be prepared in accordance with a form approved by the Independent Engineer and shall become effective upon approval, which shall not be unreasonably withheld, conditioned or delayed, of the Administrative Agent (acting in consultation with the Consultants). If the Borrower shall not have adopted an Operating Budget before the beginning of any six (6) month period or any Operating Budget adopted by the Borrower shall not have been accepted by the Administrative Agent before the beginning of any upcoming six (6) month period, the Operating Budget for the preceding twelve (12) calendar month period shall, until the adoption of an Operating Budget by the Borrower and acceptance of such Operating Budget by the Administrative Agent, be deemed to be in force and effective as the Operating Budget for the upcoming twelve (12) calendar month period.

(ii)	Each Operating Budget delivered to the Administrative Agent pursuant to this Section 7.01(j) shall be accompanied by a memorandum detailing all material assumptions used in the preparation of such Operating Budget, shall contain a line item for each Operating Budget Category, shall specify for each month and for each such Operating Budget Category the amount budgeted for such category for such month, and shall clearly distinguish Operation and Maintenance Expenses.

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(k) Project Documents.

(i)	The Borrower shall maintain in full force and effect, preserve, protect and defend its material rights under, and take all actions necessary to prevent termination or cancellation (except by expiration in accordance with its terms or permitted replacement) of, each Project Document to which it is a party. The Borrower shall exercise all material rights, discretion and remedies under each such Project Document, if any, in accordance with its terms and in a manner consistent with (and subject to) the Borrower’s obligations under the Financing Documents.

(ii)	Promptly upon execution of any Additional Project Document by the Borrower or the Lessee, the Borrower shall deliver to the Administrative Agent a certified copy of such Project Document and, if reasonably requested by the Administrative Agent, any Ancillary Documents related thereto.

(iii)	If any Project Document provides that such Project Document will expire prior to the Final Maturity Date, then, on or prior to the date that is ninety (90) days (or such shorter period as shall be satisfactory to the Administrative Agent) prior to the expiration date of such Project Document to which it is a party, the Borrower shall enter into an agreement replacing such Project Document, in form and substance, and with a counterparty, reasonably satisfactory to the Required Lenders, unless the Administrative Agent reasonably agrees that such Project Document is no longer required for the Project.

(l) Preservation of Title; Acquisition of Additional Property.

(i)	The Borrower shall preserve and maintain (A) good, marketable and insurable interest in the Site and valid easement interest in its easement interest in the Site and (B) good, legal and valid title to all of its other respective material properties and assets, in each case free and clear of all Liens other than Permitted Liens. If the Borrower at any time acquires any real property or leasehold or other interest in real property (including, to the extent reasonably requested by the Administrative Agent, with respect to any material easement or right-of-way not covered by the Mortgage), the Borrower shall, promptly upon such acquisition and at the Administrative Agent’s request, execute, deliver and record a supplement to the Mortgage, reasonably satisfactory in form and substance to the Administrative Agent, subjecting such real property or leasehold or other interest to the Lien and security interest created by the Mortgage. If reasonably requested by the Administrative Agent and available on commercially reasonable terms, the Borrower shall obtain an appropriate endorsement or supplement to the Title Insurance Policy insuring the Lien of the Security Documents in such additional property, subject only to Permitted Liens.

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(ii)	Prior to the acquisition or lease of any such additional real property interests (other than easements that do not involve soil disturbance), the Borrower shall deliver to the Administrative Agent an environmental site assessment report(s) with respect to such real property (if, in the reasonable determination of the Administrative Agent, acting in consultation with the Independent Engineer, such environmental site assessment report(s) with respect to such real property interests is warranted), in each case along with a corresponding reliance letter from the consultant issuing such report(s) (to the extent such report(s) does not permit reliance thereon by the Senior Secured Parties). Each such environmental site assessment report(s) shall be in form and substance reasonably satisfactory to the Administrative Agent and shall not identify any material liability associated with the condition of such real property.

(m) Maintenance of Liens; Creation of Liens on Newly Acquired Property.

(i)	Borrower shall take or cause to be taken all action necessary or desirable to maintain and preserve the Lien of the Security Documents and, on and after the Closing Date, the first ranking priority thereof (subject to Permitted Liens).

(ii)	Borrower shall take all actions required to cause each Additional Project Document to which it becomes a party to be or become subject to the Lien of the Security Documents (whether by amendment to any Security Document or otherwise) and shall, if required, deliver or cause to be delivered to the Administrative Agent all Ancillary Documents related thereto.

(iii)	Simultaneously with the making of any investment in Cash Equivalents, the Borrower shall take or cause to be taken all actions required to cause such Cash Equivalents to be or become subject to a first priority perfected Lien (subject to Permitted Liens) in favor of the Senior Secured Parties.

(n) Certificate of Formation. The Borrower shall observe all of the provisions and procedures of its certificate of formation and Borrower LLC Agreement.

(o) [Intentionally Omitted].

(p) Further Assurances. Upon written request of the Administrative Agent, Borrower shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including UCC financing statements and UCC continuation statements):

(A)	that are necessary or desirable for compliance with Section 7.01(m)(i) (Covenants – Affirmative Covenants – Maintenance of Liens; Creation of Liens on Newly Acquired Property);

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(B)	for the purposes of ensuring the validity and legality of this Agreement or any other Financing Document and the rights of the Senior Secured Parties hereunder or thereunder; and

(C)	for the purposes of facilitating the proper exercise of rights and powers granted to the Senior Secured Parties under this Agreement or any other Financing Document.

(q) First Priority Ranking. The Borrower shall cause its payment obligations with respect to the Loans to constitute direct senior secured obligations of the Borrower and to rank no less than pari passu in priority of payment, in right of security (except with respect to Permitted Liens) and in all other respects to all other Indebtedness of the Borrower.

(r) Final Completion. The Borrower shall cause Final Completion to occur on or before the date that is thirty (30) days after the Capital Improvement Completion Date.

(s) Closing Costs. Within sixty (60) days after the Closing Date, the Borrower shall pay to the Administrative Agent for its own account, or for the account of each Senior Secured Party entitled thereto, to the extent not paid by REG pursuant to Section 5.5.21 (Closing Costs) of the Lease, all Closing Costs for which invoices have been presented and all Closing Costs (as defined in the ABL Agreement) up to an aggregate maximum amount of seventy five thousand Dollars ($75,000). In addition to the payment required to be made pursuant to the immediately preceding sentence, within ninety (90) days after the Closing Date, the Borrower shall pay to the Administrative Agent for its own account, or for the account of each Senior Secured Party entitled thereto, to the extent not paid by REG pursuant to Section 5.5.21 (Closing Costs) of the Lease, all Closing Costs for which invoices have been presented and all Closing Costs (as defined in the ABL Agreement) up to an aggregate maximum amount of seventy five thousand Dollars ($75,000).

(t) Observer Rights. The Borrower shall permit the Administrative Agent to designate an observer to the board of managers of the Borrower (the “Board”). The observer shall have the right to receive notice of the meetings of the Board at the same time such notice is given to the members of the Board. The observer shall have the right to be present at each such meeting and receive a copy of all materials distributed at each such meeting to the members of the Board. The observer shall also have the right to meet and consult with members of the Board and the officers of the Borrower from time to time. All costs of the observer shall be borne by the Administrative Agent and shall not be considered fees or expenses payable by the Borrower. The observer shall have no approval or other participation right in any Board meeting.

(u) Certain Proceeds. The Borrower shall pay and deliver to the Borrower Revenue Account any and all funds, refunds, payments or other monetary receipts received by the Borrower from the Village of Seneca, LaSalle and Grundy Counties, Illinois pursuant to the Redevelopment Agreement, including any and all payments

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received pursuant to the Company Note, as that term is defined in the Redevelopment Agreement. Such amounts shall be deemed to be Cash Flow of the Borrower for purposes of the Accounts Agreement.

(v) Appointment of Auditor. Within one hundred and eighty (180) days after the Closing Date, the Borrower shall appoint the Auditors.

Section 7.02 Negative Covenants. The Borrower agrees with each Senior Secured Party that, until the Discharge Date, it will perform the obligations set forth in this Section 7.02 applicable to it.

(a) Restrictions on Indebtedness. The Borrower will not create, incur, assume or suffer to exist any Indebtedness except:

(i)	the Obligations;

(ii)	accounts payable to trade creditors incurred in the ordinary course of business and (A) not more than ninety (90) days past due or (B) subject to a Contest not more than six (6) months past due and not exceeding an aggregate amount of two hundred fifty thousand Dollars ($250,000); and

(iii)	obligations as lessee under operating leases or leases for the rental of any real or personal property which are required by GAAP to be capitalized where all such leases under this Section 7.02(a)(iii) do not require the Borrower to make scheduled payments to the lessors in any Fiscal Year in excess of one hundred thousand ($100,000) in the aggregate.

(b) Liens. The Borrower shall not create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets or its Equity Interests, whether now owned or hereafter acquired, except:

(i)	Liens in favor, or for the benefit, of the Collateral Agent pursuant to the Security Documents;

(ii)	Liens in favor of the Borrower under the Lessee Security Documents;

(iii)	Liens for taxes, assessments and other governmental charges that are not yet due or the payment of which is the subject of a Contest;

(iv)	Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is the subject of a Contest;

(v)

Liens of no more than one hundred thousand Dollars ($100,000) in the aggregate securing judgments for the payment of money not constituting an Event of Default, provided that each such Lien is subject to a Contest and any appropriate legal proceedings which may have been initiated for

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the review shall not have been terminated or the period within such proceedings may have been initiated shall not have expired;

(vi)	rights of setoff and other similar Liens of banks holding Local Accounts, solely to the extent permitted by, and in accordance with, the Blocked Accounts Agreement applicable to such Local Account;

(vii)	purchase money security interests in discrete items of equipment not comprising an integral part of the Project or other Collateral when the obligation secured is incurred for the purchase of such equipment and does not exceed the lesser of the cost or the fair market value thereof at the time of acquisition and, in aggregate, an outstanding value of one hundred thousand Dollars ($100,000); and

(viii)	any Liens reflected on the Title Insurance Policy or any Title Continuation.

(c) Permitted Investments. The Borrower shall not make any loan or advance to any Person other than accounts receivable incurred in commercially reasonable amounts in the normal course of its business and investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss. Except for (i) Cash Equivalents and (ii) investments received in satisfaction or partial satisfaction of accounts receivable incurred in commercially reasonable amounts in the normal course of its business from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss, the Borrower will not purchase or otherwise acquire the capital stock, securities, debt, assets or obligations of, or any interest in, any Person.

(d) Change in Business. The Borrower shall not (i) enter into or engage in any business other than the ownership, operation (until the CS End Date in Cold Shutdown), maintenance, performance of capital repair, remediation and improvement work with respect to, start-up, testing, use and financing of the Project and all activities reasonably related thereto or (ii) change in any material respect the scope of the Project from that which is contemplated as of the date hereof.

(e) Equity Issuances. The Borrower shall not issue any Equity Interests unless such Equity Interests are immediately pledged to the Collateral Agent (for the benefit of the Senior Secured Parties) on a first priority perfected basis pursuant to the Pledge Agreement or, if necessary, a supplement thereto or a pledge and security agreement in substantially the form of the Pledge Agreement. Notwithstanding anything to the contrary contained in any Financing Document, but subject to Section 7.02(g) (Consolidation, Merger) and Section 7.02(f) (Asset Dispositions), the Lenders agree that the Lessee Pledgor may exercise its call option to purchase, and Pledgor may exercise its put option to sell, the Equity Interests in the Borrower in accordance with the terms of the Put/Call Agreement.

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(f) Asset Dispositions. The Borrower shall not sell, lease, assign, transfer or otherwise dispose of assets of the Project or the Borrower (other than Products), whether now owned or hereafter acquired, except:

(i)	disposal of assets that are promptly replaced in accordance with the then-current Operating Budget;

(ii)	to the extent that such assets are uneconomical, obsolete or no longer useful or no longer usable in connection with the operation or maintenance of the Project;

(iii)	disposal of assets with a fair market value, or at a disposal price, of less than one million Dollars ($1,000,000) in the aggregate during any Fiscal Year; provided, that such disposal does not, and would not reasonably be expected to, adversely affect the performance of capital repair, remediation and improvement work with respect to, operation or maintenance of the Project; and

(iv)	so long as no Default or Event of Default has occurred and is continuing or would result therefrom the Pledgor and Lessee Pledgor may consummate the Put/Call Option.

(g) Consolidation, Merger. The Borrower will not directly or indirectly liquidate, wind up, terminate, reorganize or dissolve (or suffer any liquidation, winding up, termination, reorganization or dissolution). The Borrower will not acquire (in one transaction or a series of related transactions) all or any substantial part of the assets, property or business of, or any assets that constitute a division or operating unit of, the business of any Person or otherwise merge or consolidate with or into any other Person; provided that if the Put/Call Option is exercised, the Borrower may be merged with the Lessee so long as the Borrower is the surviving entity and an amendment and restatement of this Agreement and the other Financing Documents on terms and conditions acceptable to the parties thereto providing for the Senior Secured Parties to receive the benefits of the representations, warranties, covenants and defaults set forth in the Lease and the Lessee Security Documents shall be entered into simultaneously with the closing of such merger.

(h) Transactions with Affiliates. Except to the extent indentified on Schedule 7.02(h), the Borrower shall not enter into or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates or any other Person that owns, directly or indirectly, any Equity Interest in the Borrower unless such arrangement or contract (i) is fair and reasonable to the Borrower and (ii) is an arrangement or contract that is on an arm’s length basis and contains terms no less favorable than those that would be entered into by a prudent Person in the position of the Borrower with a Person that is not one of its Affiliates; provided that with respect to any licensing or other arrangement pursuant to which the Borrower provides any Affiliate with the right to own or use any of the Borrower’s patents or other intellectual property, the Borrower shall provide to the Admnistrative Agent prior written notice of such license

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or other arrangement and a certificate executed by the chief executive officer of the Borrower stating that such license or other arrangement complies with the provisions of clauses (i) and (ii).

(i) Accounts. (A) The Borrower shall not maintain, establish or use any deposit account, securities account (as each such term is defined in the UCC) or other banking account other than (x) the Borrower Revenue Account and the Capital Improvements Account and (y) any Local Account set forth on Schedule 5.32 with respect to which a Blocked Account Agreement is in effect.

(B)	The Borrower shall not change the name or account number of the Borrower Revenue Account, the Capital Improvements Account or any Local Account without the prior written consent of the Administrative Agent, which will not be unreasonably delayed, conditioned or withheld.

(C)	There shall not be, at any single point in time, more than one Borrower Local Account.

(j) Subsidiaries. The Borrower shall not create or acquire any Subsidiary or enter into any partnership or joint venture.

(k) ERISA. The Borrower will not engage in any nonexempt prohibited transactions under Section 406 of ERISA or under Section 4975 of the Code that could reasonably be expected to result in a material liability. The Borrower will not incur any obligation or liability in respect of any Plan, Multiemployer Plan or employee welfare benefit plan providing post retirement welfare benefits (other than a plan providing continuation coverage under Part 6 of Title I of ERISA) that could reasonably be expected to result in a material liability and the Borrower shall obtain the prior written approval of the Administrative Agent before incurring any such obligation or liability.

(l) Taxes. The Borrower shall not make any election to be treated as an association taxable as a corporation for federal, state or local tax purposes.

(m) Project Documents.

(i)	The Borrower shall not direct or consent or agree to any amendment, modification, supplement, waiver or consent in respect of any provision of any Project Document except the Lease (other than any immaterial amendment, modification, supplement, waiver or consent, in which case a true, correct and complete copy shall be delivered to the Administrative Agent) without the prior written consent of the Administrative Agent, which consent shall not be unreasonably delayed, conditioned or withheld, and in the case of any amendment to a Project Document other than the Lease solely to reflect the removal or replacement of a party, the prior written consent of the Required Lenders, which consent shall not be unreasonably delayed, conditioned or withheld.

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(ii)	The Borrower shall not direct or consent or agree to any amendment, modification, supplement, waiver or consent in respect of any provision of the Lease or approve any document submitted to the Borrower for approval pursuant to Section 5.6.13(b) of the Lease without the prior written consent of the Administrative Agent which consent may be withheld in its sole discretion and in the case of any amendment to the Lease solely to reflect the removal or replacement of the Lessee, the prior written consent of the Required Lenders (except in the case of removal and replacement of the initial Lessee with an Approved Lessee).

(iii)	Except for collateral assignments under the Security Documents, the Borrower shall not assign any of its rights under any Project Document to which it is a party except the Lease to any Person, or consent to the assignment of any obligations under any such Project Document by any other party thereto, without the prior written approval of the Administrative Agent, which consent shall not be unreasonably delayed, conditioned, or withheld, and in the case of any assignment of any obligations under any Project Document other than the Lease by a party, without the prior written approval of the Required Lenders, which consent shall not be unreasonably delayed, conditioned or withheld.

(iv)	Except for collateral assignments under the Security Documents, the Borrower shall not assign any of its rights under the Lease to any Person, or consent to the assignment of any obligations under the Lease by any other party thereto, without the prior written approval of the Administrative Agent which approval may be withheld in its sole discretion and in the case of any assignment of any obligations under the Lease by the Lessee, without the prior written approval of the Required Lenders (except in the case of an assignment by the initial Lessee to an Approved Lessee).

(v)	The Borrower shall not enter into a Project Document unless such Project Document requires the counterparty thereto to obtain such insurance to protect, directly or indirectly, against loss or liability to the Borrower, the Project or any Senior Secured Party as the Administrative Agent may reasonably require.

(n) Additional Project Documents. The Borrower shall not enter into any Additional Project Document except with the prior written approval of the Administrative Agent, which shall not be unreasonably delayed, conditioned or withheld.

(o) Suspension or Abandonment. The Borrower shall not (i) permit or suffer to exist an Event of Abandonment without the prior written approval of the Required Lenders or (ii) except to the extent contemplated by Cold Shutdown until the CS End Date, order or consent to any suspension of work under any Project Document without the prior written approval of the Administrative Agent.

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(p) Margin Regulations. The Borrower shall not purchase or carry any Margin Stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. The Borrower shall not violate or act in a manner inconsistent with the provisions of Regulations T, U or X.

(q) Environmental Matters. Without prejudice to Section 7.01(b), the Borrower shall not permit (i) any underground storage tanks to be located on any property owned or leased by the Borrower (unless such storage tanks exist on the Closing Date), (ii) any asbestos to be contained in or form part of any building, building component, structure or office space owned or leased by the Borrower (unless such asbestos exists on the Closing Date), (iii) any polychlorinated biphenyls (PCBs) to be used or stored at any property owned or leased by the Borrower or (iv) any other Materials of Environmental Concern to be used, stored or otherwise be present at any property owned or leased by the Borrower (unless such Materials of Environmental Concern exist on the Closing Date), other than Materials of Environmental Concern necessary for the performance of capital improvements with respect to or operation of the Project and used in accordance with all Laws and Prudent Biodiesel Operating Practice.

(r) Restricted Payments. The Borrower shall not make a Restricted Payment; provided that so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the representations and warranties of the Borrower and the Pledgor set forth in the Financing Documents are true in all material respects on the date of such Restricted Payment and (iii) a Financial Officer of the Borrower certifies to the Administrative Agent in writing that after giving effect to such Restricted Payment the Borrower has no knowledge of any circumstance or event that exists on the date of such certificate that the Borrower reasonably believes will prevent the Borrower from paying in accordance with the terms hereof all Debt Service due in the three-month period following the making of such Restricted Payment, the Borrower shall be permitted to make such Restricted Payments in accordance with Section 3.03 of the Accounts Agreement.

(s) Accounting Changes. The Borrower shall not make any change in (i) its accounting policies or reporting practices, except as required by GAAP and notified to the Administrative Agent in writing (provided that the Borrower shall provide a historical reconciliation for the prior period addressing any such change in accounting practices) or (ii) its Fiscal Year without the prior written consent of the Administrative Agent, which consent shall not be unreasonably delayed, conditioned or withheld.

(t) Capital Expenditure. The Borrower shall not make or become legally obligated to make any Capital Expenditure using Cash Flow individually or in the aggregate at any time in excess of one million Dollars ($1,000,000), except to the extent such Capital Expenditure is included in the Capital Improvement Budget, the Supplemental Capital Improvement Budget or any Operating Budget.

(u) Operation and Maintenance Expenses. The Operation and Maintenance Expenses of the Project in any month shall not exceed the lesser of (i) actual expenses

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incurred and (ii) the expenses set forth in the Operating Budget for such month subject to the Permitted Operating Budget Deviation Levels.

Section 7.03 Reporting Requirements. The Borrower will furnish to the Administrative Agent the following information with respect to itself and, to the extent received by the Borrower from the Lessee pursuant to the Lease, with respect to the Lessee:

(a) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of the first three (3) Fiscal Quarters of each Fiscal Year, unaudited financial statements, including balance sheets, statements of income and cash flows for each of Borrower and the Lessee for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, prepared in accordance with GAAP together with, in each case, consolidated and consolidating financial statements for the Borrower and the Lessee.

(b) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a copy of the annual audit report for such Fiscal Year for each of the Borrower and the Lessee including therein balance sheets as of the end of such Fiscal Year and statements of income and cash flows for such Fiscal Year, and accompanied by an unqualified opinion of the Auditors stating that such financial statements present fairly in all material respects the financial position of the Borrower or the Lessee, as applicable, for the periods indicated in conformity with GAAP applied on a basis consistent with prior periods, which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(c) Certificate of Financial Officer. Concurrently with the delivery of the financial statements referred to in Section 7.03(a) and (b), other than consolidated or consolidating financial statements, certificates executed by a Financial Officer of the Borrower or the Lessee, as applicable, stating that:

(i)	its financial statements fairly present in all material respects the financial condition and results of operations of the Borrower or the Lessee, as applicable, on the dates and for the periods indicated in accordance with GAAP subject, in the case of interim financial statements, to the absence of notes and normally recurring year end adjustments;

(ii)	such Financial Officer has reviewed the terms of the Financing Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and financial condition of the Borrower or the Lessee, as applicable, during the accounting period covered by such financial statements; and

(iii)	as a result of such review such Financial Officer has concluded that no Default or Event of Default has occurred during the period covered by

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such financial statements through and including the date of such certificate or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action that the Borrower or the Lessee, as applicable, has taken and proposes to take in respect thereof.

(d) Concurrently with the delivery of the consolidated and consolidating financial statements referred to in Section 7.03(a) and (b), certificates executed by a Financial Officer of the Borrower or the Lessee, as applicable, stating that such financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Borrower or the Lessee on the dates and for the periods indicated in accordance with GAAP subject, in the case of interim financial statements, to the absence of notes and normally recurring year end adjustments.

(e) Auditor’s Letters. Promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the Borrower (or the audit or finance committee of the Borrower) by the Auditors in connection with the accounts or books of the Borrower or any audit of the Borrower.

(f) Notice of Default or Event of Default. As soon as possible and in any event within five (5) days after the Borrower has Knowledge of the occurrence of any Default or Event of Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default or Event of Default and the action that the Borrower has taken and proposes to take with respect thereto.

(g) Notice of Other Events. Within five (5) Business Days after the Borrower obtains Knowledge thereof, a statement of an Authorized Officer of the Borrower setting forth details of:

(i)	any litigation or governmental proceeding pending or threatened in writing against the Borrower or the Project that has or could reasonably be expected to have a Material Adverse Effect;

(ii)	any litigation or governmental proceeding pending or threatened in writing against any Project Party that has or could reasonably be expected to have a Material Adverse Effect;

(iii)	any other event, act or condition that has or could reasonably be expected to have a Material Adverse Effect;

(iv)	notification of any event of force majeure or similar event under a Project Document that has or could reasonably be expected to have a Material Adverse Effect; or

(v)	notification of any other change in circumstances that could reasonably be expected to result in an increase of more than three hundred thousand Dollars ($300,000) in Project Costs.

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(h) Project Document or Additional Project Document Notice. Promptly after delivery or receipt thereof, copies of all material notices or documents given or received by the Borrower, pursuant to any of the Project Documents including:

(i)	any written notice alleging any breach or default thereunder that has or could reasonably be expected to have a Material Adverse Effect; and

(ii)	any written notice regarding, or request for consent to, any assignment, termination, modification, waiver or variation thereof.

(i) Construction Contracts Notice. Within three (3) Business Days following receipt thereof, the Borrower shall deliver to the Administrative Agent and the Independent Engineer any report provided to the Borrower under any Construction Contract, which shall be subject to review by the Independent Engineer.

(j) ERISA Event. As soon as possible and in any event within five (5) days after the Borrower has Knowledge that any of the events described below has occurred, a duly executed certificate of an Authorized Officer of the Borrower setting forth the details of each such event and the action that the Borrower proposes to take with respect thereto, together with a copy of any notice or filing from the PBGC, Internal Revenue Service or Department of Labor or that may be required by the PBGC or other U.S. Governmental Authority with respect to each such event:

(i)	any Termination Event with respect to an ERISA Plan or a Multiemployer Plan has occurred or will occur that could reasonably be expected to result in any liability to the Borrower;

(ii)	any condition exists with respect to a Plan that presents a material risk of termination of a Plan (other than a standard termination under Section 4041(b) of ERISA) or imposition of an excise tax or other material liability on the Borrower;

(iii)	an application has been filed for a waiver of the minimum funding standard under Section 412 of the Code or Section 302 of ERISA under any Plan;

(iv)	the Borrower or any Plan fiduciary has engaged in a “prohibited transaction,” as defined in Section 4975 of the Code or as described in Section 406 of ERISA, that is not exempt under Section 4975 of the Code, Section 408 of ERISA or another applicable administrative, regulatory or statutory exemption, that could reasonably be expected to result in material liability to the Borrower;

(v)	there exists any Unfunded Benefit Liabilities under any ERISA Plan;

(vi)	any condition exists with respect to a Multiemployer Plan that presents a risk of a partial or complete withdrawal (as described in Section 4203 or

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4205 of ERISA) from a Multiemployer Plan that could reasonably be expected to result in any liability to the Borrower;

(vii)	a “default” (as defined in Section 4219(c)(5) of ERISA) occurs with respect to payments to a Multiemployer Plan and such default could reasonably be expected to result in any liability to the Borrower;

(viii)	a Multiemployer Plan is in “reorganization” (as defined in Section 418 of the Code or Section 4241 of ERISA) or is “insolvent” (as defined in Section 4245 of ERISA);

(ix)	the Borrower or any ERISA Affiliate has incurred any potential withdrawal liability (as defined in accordance with Title IV of ERISA); or

(x)	there is an action brought against the Borrower or any ERISA Affiliate under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA.

(k) Notice of PBGC Demand Letter. As soon as possible and in any event within five (5) days after the receipt by the Borrower of a demand letter from the PBGC notifying the Borrower of a final decision finding liability and the date by which such liability must be paid, a copy of such letter, together with a duly executed certificate of the president or chief financial officer of the Borrower setting forth the action the Borrower proposes to take with respect thereto.

(l) Notice of Environmental Event. Promptly and in any event within five (5) days after the existence of any of the following conditions, a duly executed certificate of an Authorized Officer of the Borrower specifying in detail the nature of such condition and, if applicable, the Borrower’s proposed response thereto:

(i)	receipt by the Borrower of any written communication from a Governmental Authority or any written communication from any other Person (other than a privileged communication from legal counsel to the Borrower, the Pledgor or the Pledgor’s members) or other source of written information, including reports prepared by the Borrower, that alleges or indicates that the Borrower or an Environmental Affiliate is not in compliance in all material respects with applicable Environmental Laws or Environmental Approvals and such alleged noncompliance could reasonably be expected to form the basis of an Environmental Claim against the Borrower;

(ii)	the Borrower obtains Knowledge that there exists any Environmental Claim pending or threatened in writing against the Borrower or an Environmental Affiliate;

(iii)	the Borrower obtains Knowledge of any release, threatened release, emission, discharge or disposal of any Material of Environmental Concern or obtains Knowledge of any material non compliance with any

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Environmental Law that, in either case, could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any Environmental Affiliate; or

(iv)	any Removal, Remedial or Response action is taken, or required to be taken, by the Borrower or any other person in response to any material release, emission, discharge or disposal of any Material of Environmental Concern in, at, on or under a part of or about the Borrower’s properties or any property in connection with the Project.

(m) Materials of Environmental Concern. The Borrower will maintain and make available for inspection by the Administrative Agent, the Consultants and, if an Event of Default has occurred and is continuing, the Lenders, and each of their respective agents and employees, on reasonable notice during regular business hours, accurate and complete records of all material non privileged correspondence, investigations, studies, sampling and testing conducted, and any and all remedial actions taken, by the Borrower or, to the best of the Borrower’s Knowledge and to the extent obtained by the Borrower, by any Governmental Authority or other Person in respect of Materials of Environmental Concern that could reasonably be expected to form the basis of an Environmental Claim on or affecting the Borrower or the Project.

(n) Deferred Approvals. Promptly after receipt thereof, copies of each Deferred Approval obtained by the Borrower or the Lessee, together with such documents relating thereto as the Administrative Agent may request, certified as true, complete and correct by an Authorized Officer of the Borrower or the Lessee.

(o) Capital Improvement Disbursement Statements. Not less than ten (10) Business Days after the last day of each month in which a disbursement from the Capital Improvements Account is made, a disbursement statement which shall include:

(i)	all invoices for Designated Capital Improvement Costs with respect to which such disbursement was made, each of which shall be certified as true, correct and complete by the Borrower and substantiated by the Independent Engineer;

(ii)

absolute and unconditional sworn Lien waiver statements in form and substance reasonably satisfactory to the Administrative Agent and the Independent Engineer evidencing receipt of payment by each Construction Contractor, all subcontractors, all contractors performing capital improvement work with respect to the Project and all other Persons having the right to create a Lien on any asset of the Borrower or Lessee who were paid from the proceeds of such disbursement (other than Lien waivers from contractors whose work, on an aggregate basis (taking into account any and all contracts or agreements pursuant to which such contractor has performed work relating to the Project), entitles them to aggregate payment of less than $50,000. Each such Lien waiver statement shall be certified as true and correct and complete by the Borrower to its

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Knowledge and the applicable contractor and shall be verified by the Independent Engineer;

(iii)	Capital Improvement Status Report(s) covering such month, each of which shall be certified as true and complete by the Borrower and substantiated by the Independent Engineer; and

(iv)	a certification of a Financial Officer of the Borrower and a Financial Officer of the Lessee confirming that such disbursement, when considered on its own and when considered on an aggregate basis with all prior disbursements, is in compliance with the Capital Improvement Budget (or, if such disbursement would be in excess of the Capital Improvement Budget, such deviation from the Capital Improvement Budget has been approved by the Independent Engineer).

(p) Operating Statements. Within forty-five (45) days after the end of each Fiscal Quarter the Borrower shall furnish to the Administrative Agent an Operating Statement regarding the operation and performance of the Project for each monthly, quarterly and, in the case of the last quarterly Operating Statement for each year, annual period substantially in the form of Exhibit L. Such Operating Statements shall contain (i) line items corresponding to each Operating Budget Category of the then-current Operating Budget showing in reasonable detail by Operating Budget Category all actual expenses related to the operation and maintenance of the Project compared to the budgeted expenses for each such Operating Budget Category for such period, (ii) information showing the amount of biodiesel and other Products produced by the Project during such period and (iii) information showing (A) the amount of biodiesel sold by the Lessee from the Project, (B) the amount, if any, of other sales of biodiesel and the amount of all sales of glycerin sold by the Lessee from the Project, together with an explanation of any such sale and identification of the purchaser, and (C) the amount, if any, of other Products sold by the Lessee from the Project, together with an explanation of any such sale and identification of the purchaser. The Operating Statements shall be certified as complete and correct in all material respects by an Authorized Officer of each of the Borrower and the Lessee, subject to auditing review, who also shall certify that, the expenses reflected therein for the year to date and for each month or quarter therein did not exceed the provision for such period contained in the Operating Budget then in effect by more than the Permitted Operating Budget Deviation Levels or, if any of such certifications cannot be given, stating in reasonable detail the necessary qualifications to such certifications.

(q) Capital Expenditure. As soon as possible and in any event within five (5) days after the incurrence of a Capital Expenditure in excess of fifty thousand Dollars ($50,000) by the Borrower or the Lessee using Cash Flow, a notice to the Administrative Agent setting forth the amount and purpose of such expenditure.

(r) Commodity Hedging Arrangements. Within fifteen (15) Business Days after the end of each calendar month, (i) a position report describing all of the Commodity Hedging Arrangements in effect as of the date of such report and (ii) a

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duly authorized certificate of an Authorized Officer of the Borrower stating that the Commodity Hedging Arrangements set forth in the report delivered pursuant to clause (i) have been entered into in accordance with the Commodity Risk Management Plan.

(s) Other Information. Other information reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent).

ARTICLE VIII

CERTAIN PROCEEDS

Section 8.01 Insurance and Condemnation Proceeds. (a) The Borrower may apply any Insurance Proceeds and Condemnation Proceeds in amounts less than or equal to one million Dollars ($1,000,000) arising from any one claim or any series of claims relating to the same occurrence directly for the replacement or repair of damaged assets to which such Insurance Proceeds or Condemnation Proceeds, as the case may be, relate; provided, that the Borrower delivers to the Administrative Agent, no fewer than three (3) Business Days in advance of any such application, an Insurance and Condemnation Proceeds Request Certificate setting forth proposed instructions for such application. A Financial Officer of the Borrower shall certify that each Insurance and Condemnation Proceeds Request Certificate is being delivered, and the applications specified therein are being directed, in accordance with this Agreement and the other Transaction Documents, and shall also certify that the directed applications will be used exclusively for repair or replacement of damaged assets to which such Insurance Proceeds or Condemnation Proceeds, as the case may be, relate.

(b) Any Insurance Proceeds and Condemnation Proceeds in amounts greater than one million Dollars ($1,000,000) but less than or equal to five million Dollars ($5,000,000) arising from any one claim or any series of claims relating to the same occurrence shall:

(i)	be applied for repair or replacement of damaged assets to which such Insurance Proceeds or Condemnation Proceeds, as the case may be, relate in accordance with the Borrower’s direction in an Insurance and Condemnation Proceeds Request Certificate delivered to the Administrative Agent if, within sixty (60) days after the occurrence of the Casualty Event or Event of Taking giving rise to such proceeds, the Borrower delivers a Restoration or Replacement Plan to the Administrative Agent and the Independent Engineer with respect to such Casualty Event or Event of Taking that is based upon, and accompanied by, each of the following:

(A)	a description of the nature and extent of such Casualty Event or Event of Taking, as the case may be;

(B)	a bona fide assessment (from a contractor reasonably acceptable to the Independent Engineer) of the estimated cost and time needed to

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restore or replace the Project to substantially the same value and general performance capability as prior to such event;

(C)	reasonably satisfactory evidence that such Insurance Proceeds or Condemnation Proceeds, as the case may be, are sufficient to make the necessary restorations or replacements;

(D)	a certificate of a Financial Officer of the Borrower certifying that (1) all work contemplated to be done under the Restoration or Replacement Plan can be done within the time periods, if any, required under any Project Document; (2) all Governmental Approvals necessary to perform the work have been obtained (or are reasonably expected to be obtained without undue delay); and (3) the Project once repaired/restored will continue to perform at the levels set forth in the then-current Operating Budget with respect to production volume, yield and utility consumption (or other levels approved by the Required Lenders);

(E)	the Casualty Event or Event of Taking, as the case may be (including the non operation of the Project during any period of repair or restoration) has not resulted or would not reasonably be expected to result in a default giving rise to a termination of, or a materially adverse modification of, one or more of the Governmental Approvals or Project Documents (or, in the case of a default giving rise to a termination of a Project Document, an agreement replacing such Project Document, in form and substance, and with a counterparty, reasonably satisfactory to the Required Lenders is entered into (together with all applicable Ancillary Documents) within forty-five (45) days thereof (or, if such termination could not reasonably be expected to result in a Material Adverse Effect, within sixty (60) days thereof));

(F)	after taking into consideration the availability of such Insurance Proceeds or Condemnation Proceeds, as applicable, and Business Interruption Insurance Proceeds and any additional documented voluntary equity contributions for the purpose of covering such costs, there will be adequate amounts available to pay all ongoing expenses including Debt Service during the period of repair or restoration;

(G)	construction contractors and vendors of recognized skill, reputation and creditworthiness and reasonably acceptable to the Administrative Agent have executed reconstruction contracts, purchase orders or similar arrangements for the repair, rebuilding or restoration on terms and conditions reasonably acceptable to the Administrative Agent; and

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(H)	a confirmation by the Independent Engineer of its agreement with the matters set forth in clauses (A) through (G) above and its approval of such Restoration or Replacement Plan; or

(ii)	if (A) the Borrower does not deliver such Restoration or Replacement Plan and the accompanying deliveries referred to in Section 8.01(b)(i) within such sixty (60) day period or (B) after the completion of such Restoration or Replacement Plan, there are excess Insurance Proceeds or Condemnation Proceeds, as the case may be, the Borrower shall on the next succeeding Quarterly Payment Date thereafter, transfer to the Administrative Agent, for the account of the Lenders, an amount equal to such Insurance Proceeds or Condemnation Proceeds, as the case may be, for mandatory prepayment of the Loans in accordance with Section 3.08 (Mandatory Prepayments).

(c) Any Insurance Proceeds or Condemnation Proceeds in amounts greater than five million Dollars ($5,000,000) arising from any one claim or any series of claims relating to the same occurrence shall be applied, at the written instruction of the Administrative Agent, to prepay the Loans or for repair or replacement of damaged assets, as determined by the Required Lenders in their sole discretion.

Section 8.02 Extraordinary Proceeds. (a) If at any time the Borrower receives proceeds of an asset disposal by the Borrower (other than proceeds from the sale of Products) that will not be used for replacement in accordance with Section 7.02(f)(i) (Covenants – Negative Covenants - Asset Dispositions), then:

(i)	if such proceeds are in an amount in the aggregate of less than one hundred thousand Dollars ($100,000) (taken together with any other such proceeds received by the Borrower during the then-current Fiscal Year), the Borrower shall transfer such funds to the Borrower Revenue Account; and

(ii)	if such proceeds are in an amount equal to or greater than one hundred thousand Dollars ($100,000) (taken together with any other such proceeds received by the Borrower during the then-current Fiscal Year), such amounts shall be transferred by the Borrower to the Administrative Agent for application as a prepayment of the Loans in accordance with Section 3.08 (Mandatory Prepayment).

(b) If at any time the Borrower receives Project Document Termination Payments, then:

(i)

if such Project Document Termination Payments are in an amount in the aggregate of less than one hundred thousand Dollars ($100,000) (taken together with any other Project Document Termination Payments received during the then-current Fiscal Year), the Borrower shall transfer such

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Project Document Termination Payments to the Borrower Revenue Account; and

(ii)	if such Project Document Termination Payments are in an amount equal to or greater than one hundred thousand Dollars ($100,000) (taken together with any other Project Document Termination Proceeds received during the then-current Fiscal Year), such amounts shall be transferred by the Borrower to the Administrative Agent for application as a prepayment of the Loans in accordance with Section 3.08 (Mandatory Prepayment).

ARTICLE IX

DEFAULT AND ENFORCEMENT

Section 9.01 Events of Default. Each of the following events or occurrences described in this Section 9.01 shall constitute an Event of Default.

(a) Nonpayment. The Borrower fails to pay any amount of principal of any Loan, any interest on any Loan or any fee or other Obligation or amount payable hereunder or under any other Financing Document within three (3) Business Days after the same becomes due and payable.

(b) Breach of Warranty. Any representation or warranty of any Loan Party in any Financing Document is incorrect or misleading in any material respect when made or; provided that (i) if such Loan Party was not aware that such representation or warranty was incorrect or misleading at the time such representation or warranty was made, (ii) the fact, event or circumstance resulting in such incorrect or misleading representation or warranty is capable of being cured, corrected or otherwise remedied, (iii) such fact, event or circumstance resulting in such incorrect or misleading representation or warranty is cured, corrected or otherwise remedied within thirty (30) days from the date any Loan Party obtains, or should have obtained, Knowledge thereof, and (iv) no Material Adverse Effect shall have occurred as a result of such representation or warranty being incorrect or misleading, then such incorrect representation or warranty shall not constitute an Event of Default.

(c) Non-Performance of Certain Covenants and Obligations. (i) The Borrower defaults in the due performance and observance of any of its obligations under Sections 7.01(d)(ii), (iii) and (iv)(A) (Covenants – Affirmative Covenants – Capital Improvement of Project; Maintenance of Properties), Section 7.01(g) (Covenants – Affirmative Covenants – Use of Proceeds and Cash Flow), Section 7.01(h) (Covenants – Affirmative Covenants – Insurance), Section 7.01(q) (Covenants – Affirmative Covenants – First Priority Ranking), Section 7.02 (Covenants – Negative Covenants), Section 7.03(f) (Covenants – Reporting Requirements – Notice of Default or Event of Default) or Section 7.03(g) (Covenants – Reporting Requirements – Notice of Other Events) of this Agreement, or Section 5.02, Section 5.04 or Section 5.07 of the Security Agreement; or (ii) the Borrower or the

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Pledgor defaults in the due performance and observance of any of its obligations under Section 5.02, Section 5.04, Section 5.05 or Section 5.09 of the Pledge Agreement.

(d) Non-Performance of Other Covenants and Obligations. (i) The Borrower or the Pledgor defaults in the due performance and observance of any covenant or agreement (other than covenants and agreements referred to in Section 9.01(a) (Events of Default – Nonpayment) or Section 9.01(c) (Events of Default – Non-Performance of Certain Covenants and Obligations) contained in any Financing Document to which it is a party, and such default continues unremedied for a period of thirty (30) days after the Borrower or the Pledgor, as the case may be, obtains, or should have obtained, Knowledge thereof; or (ii) the Borrower defaults in the due performance and observance of any covenant or agreement contained in the Lease or a Lessee Security Document, and such default continues unremedied for a period of thirty (30) days after the Borrower obtains, or should have obtained, Knowledge thereof.

(e) Capital Improvement Completion. The Capital Improvement Completion Date does not occur on or before the Commencement Date Certain; provided, that such failure shall not constitute an Event of Default if within 60 days of such failure, the Borrower shall terminate the Lease, obtain possession of the Project, enter into such alternative arrangements and agreements replacing the Lease (which arrangements and agreements as well as the counterparties thereto shall be satisfactory to the Required Lenders (together with all applicable Ancillary Documents), it being understood that for purposes of this Section 9.01(e) the replacement of the initial Lessee by an Approved Lessee and any such alternate arrangements having the same terms and conditions as the Lease and the Management and Operating Services Agreement shall be deemed satisfactory to the Required Lenders) and achieve the Capital Improvement Completion Date.

(f) Cross Defaults. Any one of the following occurs with respect to a Loan Party:

(i)	a default occurs in the payment when due (subject to any applicable grace period and notice requirements), whether by acceleration or otherwise, with respect to Indebtedness (other than the Obligations) in an amount greater than or equal to one hundred thousand Dollars ($100,000) in the aggregate or has resulted in or could reasonably be expected to result in a Material Adverse Effect;

(ii)

such Person fails to observe or perform (subject to any applicable grace periods and notice requirements) any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (other than the Obligations) or the beneficiary or beneficiaries of any Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or

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to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness (other than the Obligations) to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded, in each case with respect to Indebtedness in an amount greater than or equal to one hundred thousand Dollars ($100,000) in the aggregate or has resulted in or could reasonably be expected to result in a Material Adverse Effect; or

(iii)	any “Event of Default” (as defined therein) shall occur under or within the meaning of the Lease; provided, that any such event under or within the meaning of the Lease shall not constitute an Event of Default if within 60 days of such event, the Borrower shall terminate the Lease, obtain possession of the Project, enter into such alternative arrangements and agreements replacing the Lease (which arrangements and agreements as well as the counterparties thereto shall be satisfactory to the Required Lenders (together with all applicable Ancillary Documents), it being understood that for purposes of this Section 9.01(f)(iii) the replacement of the initial Lessee by an Approved Lessee and any such alternate arrangements having the same terms and conditions as the Lease and the Management and Operating Services Agreement shall be deemed satisfactory to the Required Lenders) and, if such replacement does not cure any such event which affects the operation of the Project, then cure such event.

(g) Judgments. (i) Any judgment or order that has or could reasonably be expected to have a Material Adverse Effect is rendered against a Loan Party, or (ii) any judgment or order is rendered against a Loan Party in an amount in excess of two hundred fifty thousand Dollars ($250,000) in the aggregate and, in any such case, (x) enforcement proceedings are commenced by any creditor upon such judgment or order or (y) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment is not in effect.

(h) ERISA Events. Any one of the following occurs that has resulted in or could reasonably be expected to result in a Material Adverse Effect: (i) Any Termination Event occurs, (ii) any Plan incurs an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), (iii) any Loan Party or an ERISA Affiliate engages in a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA for which there is no regulatory, statutory or administrative exemption, (iv) any Loan Party or any ERISA Affiliate fails to pay when due any amount it has become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, (v) a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that an ERISA Plan must be terminated or have a trustee appointed to administer it, (vi) any Loan Party or any ERISA Affiliate suffers a partial or complete withdrawal from a Multiemployer Plan or is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, (vii) a proceeding is instituted against any Loan Party to enforce Section 515 of

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ERISA, (viii) the aggregate amount of the then “current liability” (as defined in Section 412(l)(7) of the Code, as amended) of all accrued benefits under such Plan or Plans exceeds the then-current value of the assets allocable to such benefits by more than five hundred thousand Dollars ($500,000) at such time, or (ix) any other event or condition occurs or exists with respect to any Plan that would subject any Loan Party to any material tax, material penalty or other material liability.

(i) Bankruptcy. Any Loan Party:

(i)	generally fails to pay, or admits in writing its inability or unwillingness to pay, debts as they become due;

(ii)	applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, sequestrator or other custodian for such Person or a substantial portion of its property, or makes a general assignment for the benefit of creditors;

(iii)	in the absence of such application, consent or acquiescence, permits or suffers to exist the appointment of a trustee, receiver, sequestrator or other custodian for such Person or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian is not discharged within sixty (60) days; provided that nothing in the Financing Documents shall prohibit or restrict any right any Senior Secured Party may have under applicable Law to appear in any court conducting any relevant proceeding during such sixty (60) day period to preserve, protect and defend its rights under the Financing Documents (and such Person shall not object to any such appearance);

(iv)	permits or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of such Person and, if any such case or proceeding is not commenced by such Person, such case or proceeding is consented to or acquiesced in by such Person or results in the entry of an order for relief or remains for sixty (60) days undismissed; provided that nothing in the Financing Documents shall prohibit or restrict any right any Senior Secured Party may have under applicable Law to appear in any court conducting any such case or proceeding during such sixty (60) day period to preserve, protect and defend its rights under the Financing Documents (and such Person shall not object to any such appearance); or

(v)	takes any action authorizing, or in furtherance of, any of the foregoing.

(j) Project Document Defaults; Termination.

(i)

The Borrower shall be in material breach of or otherwise in material default under any Project Document to which it is a party, and such breach or default has continued beyond any applicable grace period expressly

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provided for in such Project Document (or, if no such cure period is provided, thirty (30) days).

(ii)	Any Project Document to which the Borrower is a party ceases to be in full force and effect prior to its scheduled expiration, is repudiated, or its enforceability is challenged or disaffirmed by or on behalf of the Borrower; provided, that such occurrence shall not constitute an Event of Default with respect to any Project Document if an agreement replacing such Project Document, in form and substance, and with a counterparty, reasonably satisfactory to the Required Lenders, is entered into (together with all applicable Ancillary Documents) within forty-five (45) days thereof.

(k) Governmental Approvals. Any Loan Party fails to obtain, renew, maintain or comply in all material respects with any Necessary Project Approval then required to be maintained or any Necessary Project Approval then required to be maintained is revoked, canceled, terminated, withdrawn or otherwise ceases to be in full force and effect, or any Necessary Project Approval then required to be maintained is adversely modified without the consent of the Required Lenders, or a proceeding is commenced which could reasonably produce any such result.

(l) Unenforceability of Documentation. At any time after the execution and delivery thereof:

(i)	any material provision of any Financing Document (including the further assignment of the Lessee Collateral) shall cease to be in full force and effect;

(ii)	any Financing Document is revoked or terminated, becomes unlawful or is declared null and void by a Governmental Authority of competent jurisdiction;

(iii)	any Financing Document becomes unenforceable, is repudiated or the enforceability thereof is contested or disaffirmed by or on behalf of any party thereto other than the Senior Secured Parties; or

(iv)	any Liens against any of the Collateral (including the Lessee Collateral) cease to be a first priority, perfected security interest in favor of the Collateral Agent, or the enforceability thereof is contested by any Loan Party or any of the Security Documents ceases to provide the security intended to be created thereby with the priority purported to be created thereby.

(m) Environmental Matters. (i) Any Environmental Claim has occurred with respect to any Loan Party, the Project or any Environmental Affiliate, (ii) any release, Threat of Release, emission, discharge or disposal of any Material of Environmental Concern occurs, and such event would reasonably be expected to form the basis of an Environmental Claim against any Loan Party, the Project or any Environmental

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Affiliate, or (iii) any violation or alleged violation of any Environmental Law or Environmental Approval occurs that could reasonably result in an Environmental Claim against any Loan Party or the Project or, to the extent any Loan Party may have liability, any Environmental Affiliate that, in the case of any of Section 9.01(m)(i), (ii) or (iii), could reasonably be expected to result in liability for any Loan Party in an amount greater than fifty thousand Dollars ($50,000) for any single claim or two hundred fifty thousand Dollars ($250,000) for all such claims during any twelve (12) month period or could otherwise reasonably be expected to result in a Material Adverse Effect.

(n) Loss of Collateral. Any portion of the Collateral (excluding any portion of the Collateral that is immaterial) is damaged, seized or appropriated; provided that such an occurrence shall not constitute an Event of Default if the Borrower repairs, replaces, rebuilds or refurbishes such damaged, seized or appropriated Collateral (i) in accordance with Section 8.01 (Insurance and Condemnation Proceeds), or (ii) otherwise with the approval of the Required Lenders, in consultation with the Independent Engineer (provided that such approval is obtained within sixty (60) days thereof).

(o) Event of Abandonment. An Event of Abandonment occurs.

(p) Taking or Total Loss. An Event of Taking with respect to all or a material portion of the Project or any Equity Interests in the Borrower occurs, or an Event of Total Loss occurs.

(q) ABL EOD. At anytime following the purchase of the equity interests of the Borrower pursuant to the Put/Call Option, an ABL Event of Default occurs.

(r) Change of Control. A Change of Control occurs.

Section 9.02 Action Upon Bankruptcy. If any Event of Default described in Section 9.01(i) (Events of Default – Bankruptcy) occurs with respect to the Borrower, the outstanding principal amount of the outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice, demand or further act of the Administrative Agent, the Collateral Agent or any other Senior Secured Party.

Section 9.03 Action Upon Other Event of Default. (a) If any other Event of Default occurs and is continuing for any reason, whether voluntary or involuntary, the Administrative Agent may, or upon the direction of the Required Lenders shall, by written notice to the Borrower, declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable, whereupon the full unpaid amount of such Loans and other Obligations that has been declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment. During the continuance of an Event of Default, the Administrative Agent may, or upon the direction of the Required Lenders shall, instruct the Collateral Agent to exercise any or all remedies provided for under this Agreement or the other Financing Documents.

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(b) Any declaration made pursuant to Section 9.03(a) may, should the Required Lenders in their sole and absolute discretion so elect, be rescinded by written notice to the Borrower at any time after the principal of the Loans has become due and payable, but before any judgment or decree for the payment of the monies so due, or any part thereof, has been entered; provided that no such rescission or annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereon.

Section 9.04 Application of Proceeds. Any moneys received by the Collateral Agent after the occurrence and during the continuance of an Event of Default may be held by the Collateral Agent as Collateral and/or, at the direction of the Administrative Agent, may be applied in full or in part by the Collateral Agent against the Obligations in the following order of priority (but without prejudice to the right of the Collateral Agent to recover any shortfall from the Borrower):

(a) first, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including fees, costs and expenses of counsel and amounts payable under ARTICLE IV (Eurodollar Rate and Tax Provisions)) payable to the Agents in their capacities as such ratably among them in proportion to the amounts described in this clause first;

(b) second, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including fees, costs and expenses of counsel and amounts payable under ARTICLE IV (Eurodollar Rate and Tax Provisions)) but excluding principal of and accrued interest on the Loans payable to the Lenders, ratably among the Lenders in proportion to the amounts described in this clause second payable to them;

(c) third, to payment of the portion of the Obligations constituting accrued and unpaid interest (including default interest) with respect to the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause third payable to them;

(d) fourth, to the principal amount of the Loans payable by the Borrower to the Lenders, ratably among the Lenders in proportion to the respective amounts described in this clause fourth held by them;

(e) fifth, to payment of the portion of the Obligations constituting ABL Shortfall, ratably among the Lenders in proportion to the respective amounts described in this clause fifth payable to them; and

(f) last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Applicable Law.

Section 9.05 Event of Default Caused by Lessee. Notwithstanding anything contained in this Agreement to the contrary, if an event which would constitute an Event of Default under or within the meaning of this Agreement shall occur as the direct result of any “Event of Default” under or within the meaning of the Lease, such event shall not constitute an Event of

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Default if within 60 days of such event the Borrower shall terminate the Lease, obtain possession of the Project, enter into such alternative arrangements and agreements replacing the Lease (which arrangements and agreements as well as the counterparties thereto shall be satisfactory to the Required Lenders (together with all applicable Ancillary Documents), it being understood that for purposes of this Section 9.05) the replacement of the initial Lessee by an Approved Lessee and any such alternate arrangements having the same terms and conditions as the Lease and the Management and Operating Services Agreement shall be deemed satisfactory to the Required Lenders) and, if such replacement does not cure such event, cure such event.

ARTICLE X

THE AGENTS

Section 10.01 Appointment and Authority. (a) Each Lender hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Financing Document and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement or any other Financing Document, together with such actions as are reasonably incidental thereto. The provisions of this ARTICLE X are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Person shall have rights as a third party beneficiary of any of such provisions.

(b) Each Lender hereby appoints WestLB as its Administrative Agent under and for purposes of each Financing Document to which it is a party. WestLB hereby accepts this appointment and agrees to act as the Administrative Agent for the Lenders in accordance with the terms of this Agreement. Each Lender appoints and authorizes the Administrative Agent to act on behalf of such Lender under each Financing Document to which it is a party and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section 10.01 or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in any Financing Document, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

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(c) Each Lender hereby appoints WestLB as its Collateral Agent under and for purposes of each Financing Document to which it is a party. WestLB hereby accepts this appointment and agrees to act as the Collateral Agent for the Senior Secured Parties in accordance with the terms of this Agreement. Each of the Lenders hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Borrower, the Pledgor or the Lessee Pledgor to the Collateral Agent in order to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 10.05 (Delegation of Duties) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, as the case may be, shall be entitled to the benefits of all provisions of this ARTICLE X and ARTICLE XI (Miscellaneous Provisions) (including Section 11.08 (Indemnification by the Borrower), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Financing Documents. Notwithstanding any provision to the contrary contained elsewhere in any Financing Document, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein or in the other Financing Documents to which the Collateral Agent is party, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with the Borrower or any Senior Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against the Collateral Agent. Each of the Collateral Agent and the Administrative Agent shall have the right at any time to seek instructions from the Required Lenders or, in the case of the Collateral Agent, the Administrative Agent as to any discretionary actions contemplated hereby or in any other Financing Document or if this Agreement or any other Financing Document is silent as to any matter requiring action by the Collateral Agent and shall be fully protected in accordance with Section 10.03 (Exculpatory Provisions) and Section 10.04 (Reliance by Agents) when acting upon such instructions. Any action taken by the Collateral Agent or the Administrative Agent under or in relation to this Agreement and any other Financing Document to which it is party with requisite authority or on the basis of appropriate instructions received from the Lenders (other otherwise as duly authorized) shall be binding on each Lender. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 10.02 Rights as a Lender. Each Person serving as Agent hereunder or under any other Financing Document shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor for or in any other advisory capacity for and generally engage in any kind of business with the Borrower

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or Affiliates of the Borrower as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders or any other Agent.

Section 10.03 Exculpatory Provisions. (a) No Agent nor any of its respective directors, officers, employees or agents shall have any duties or obligations except those expressly set forth herein and in the other Financing Documents to which it is party. Without limiting the generality of the foregoing, no Agent shall:

(i)	be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)	have any duty to take any discretionary action or exercise any discretionary powers except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents to which it is party that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in such other Financing Documents); provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Financing Document or applicable Law; and provided further that no such direction given to such Agent that in the sole judgment of such Agent imposes, or purports to impose, or might reasonably be expected to impose upon such Agent any obligation or liability not set forth in this Agreement or arising under this Agreement or other Financing Documents to which it is party shall be binding upon such Agent unless such Agent, in its sole discretion, accepts such direction;

(iii)	except as expressly set forth herein and in the other Financing Documents to which it is party, have any duty to disclose, or be liable for any failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity; or

(iv)	be required to institute any legal proceedings arising out of or in connection with, or otherwise take steps to enforce, this Agreement or any other Financing Document other than on the instructions of the Lenders.

(b) No Agent nor any of its respective directors, officers, employees or agents shall be liable for any action taken or not taken by it (i) with the prior written consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as may be necessary, or as such Agent may reasonably believe in good faith to be necessary, under the circumstances as provided in Section 10.01 (Appointment and Authority)), (ii) in connection with any amendment, consent, approval or waiver which it is permitted under the Financing Documents to enter into, agree to or grant or (iii) in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default or Event of Default unless and

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until notice describing such Default or Event of Default is given to such Agent in writing by the Borrower or a Lender.

(c) No Agent nor any of its respective directors, officers, employees or agents shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report, opinion or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein (including the use of proceeds) or the occurrence or continuance of any Default or Event of Default, (iv) the execution, validity, enforceability, effectiveness, genuineness or admissibility into evidence of this Agreement, any other Financing Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien or security interest created or purported to be created by any Security Document (or title to or rights in any Collateral under any Security Document), or (v) the satisfaction of any condition set forth in ARTICLE VI (Conditions Precedent) or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to any such Agent.

(d) Each Agent may, unless and until it shall have received directions from the Lenders, take such action or refrain from taking such action in respect of a Default or Event of Default of which such Agent has been advised in writing by the Lenders as it shall reasonably deem advisable in the best interests of the Lenders (but shall not be obligated to do so).

(e) The Collateral Agent may refrain from acting in accordance with any instructions of the Lenders to institute any legal proceedings arising out of or in connection with this Agreement or any other Financing Document until it has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees and expenses) which it would or might reasonably be expected to incur as a result.

(f) No Agent shall be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder or under any Financing Document to which it is party unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action.

Section 10.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not (nor shall any of its directors, officers, employees or agents) incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder

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to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts reasonably selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may at any time and from time to time solicit written instructions in the form of directions from the Required Lenders or an order of a court of competent jurisdiction as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Agreement or any other Financing Document to which it is party.

Section 10.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise any and all its rights and powers hereunder or under any other Financing Document by or through any one or more sub-agents appointed by such Agent. Absent gross negligence or willful misconduct in selecting a sub agent, no Agent shall be responsible for any action of, or failure to act by, any sub agent that has been approved by the Required Lenders. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this ARTICLE X shall apply to any such sub agent and to the Related Parties of such Agent and any such sub agent, and shall apply to their respective activities in connection with their acting as Agent.

Section 10.06 Resignation or Removal of Agent. (a) Any Agent may resign from the performance of all its functions and duties hereunder and/or under the other Financing Documents at any time by giving thirty (30) days’ prior notice to the Borrower and the Lenders. Any Agent may be removed at any time by the Required Lenders. Such resignation or removal shall take effect upon the appointment of a successor Agent, in accordance with this Section 10.06.

(b) Upon any notice of resignation by any Agent or upon the removal of any Agent by the Required Lenders, the Required Lenders shall, in consultation with the Borrower (provided that no Default or Event of Default has occurred and is continuing), appoint a successor Agent hereunder and under each other Financing Document who shall be a commercial bank having a combined capital and surplus of at least two hundred fifty million Dollars ($250,000,000).

(c) If no successor Agent has been appointed by the Required Lenders within thirty (30) days after the date such notice of resignation was given by such Agent or the Required Lenders elected to remove such Agent, any Senior Secured Party may petition any court of competent jurisdiction for the appointment of a successor Agent. Such court may thereupon, after such notice, if any, as it may deem proper, appoint a successor Agent, as applicable, who shall serve as Agent hereunder and under each other Financing Document until such time, if any, as the Required Lenders appoint a successor Agent, as provided above.

(d) Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers,

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privileges and duties of the retiring (or removed) Agent, and the retiring (or removed) Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents. After the retirement or removal of any Agent hereunder and under the other Financing Documents, the provisions of this ARTICLE X shall continue in effect for the benefit of such retiring (or removed) Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while such Agent was acting as Agent.

(e) If a retiring (or removed) Agent is the Collateral Agent, such Collateral Agent will promptly transfer any Collateral in the possession or control of such Collateral Agent to the successor Collateral Agent and will, subject to payment of its reasonable costs and expenses (including counsel fees and expenses), execute and deliver such notices, instructions and assignments as may be reasonably necessary or desirable to transfer the rights of the Collateral Agent with respect to such Collateral property to the successor Collateral Agent.

Section 10.07 No Amendment to Duties of Agent Without Consent. No Agent shall be bound by any waiver, amendment, supplement or modification of this Agreement or any other Financing Document that affects its rights or duties hereunder or thereunder unless such Agent shall have given its prior written consent, in its capacity as Agent, thereto.

Section 10.08 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and make its Loans. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.09 No Lead Arranger or Bookrunner Duties. Anything herein to the contrary notwithstanding, no Lead Arranger or Bookrunner shall have any powers, duties or responsibilities under this Agreement or any of the other Financing Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.

Section 10.10 Collateral Agent May File Proofs of Claim. (a) In case of the pendency of any Insolvency or Liquidation Proceeding relative to the Borrower, the Pledgor or the Lessee Pledgor (including any event described in Section 9.01(i) (Events of Default – Bankruptcy), the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent or any other Senior Secured Party shall have made any demand on the Borrower) shall be entitled and empowered, but shall not be obligated, by intervention in such proceeding or otherwise:

(i)	to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are

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owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Senior Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Senior Secured Parties and their respective agents and counsel and all other amounts due the Senior Secured Parties under Section 3.11 (Fees), Section 11.06 (Costs and Expenses) and Section 11.08 (Indemnification by the Borrower)) allowed in such judicial proceeding; and

(ii)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Collateral Agent and, in the event that the Collateral Agent consents to the making of such payments directly to the Lenders, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Section 3.11 (Fees), Section 11.06 (Costs and Expenses) and Section 11.08 (Indemnification by the Borrower).

(c) Nothing contained herein shall be deemed to authorize the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.11 Collateral Matters. (a) The Lenders irrevocably authorize the Collateral Agent to release any Lien on any property granted to or held by the Collateral Agent under any Financing Document for the benefit of the Senior Secured Parties (i) upon the occurrence of the Discharge Date, (ii) if approved, authorized or ratified in writing in accordance with Section 11.01 (Amendments, Etc.) or (iii) as permitted pursuant to the terms of the Financing Documents (including as contemplated by Section 7.02(f) (Covenants – Negative Covenants – Asset Dispositions)).

(b) Upon request by the Collateral Agent at any time and from time to time, the Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property pursuant to this Section 10.11. In each case as specified in this Section 10.11, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the Borrower, the Pledgor or the Lessee Pledgor, as the case may be, such documents as such Person may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents in accordance with the terms of the Financing Documents and this Section 10.11.

(c) Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any of the other

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Financing Documents to which it is party, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent is deemed to have knowledge of such matters, or as to taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral (including the filing of UCC continuation statements). The Collateral Agent shall be deemed to have exercised appropriate and due care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which other collateral agents accord similar property.

Section 10.12 Copies. Each Agent shall give prompt notice to each Lender of each material notice or request required or permitted to be given to such Agent by the Borrower pursuant to the terms of this Agreement or any other Financing Document and copies of all other communications received by such Agent from the Borrower for distribution to the Lenders by such Agent in accordance with the terms of this Agreement or any other Financing Document.

Section 10.13 No Liability for Clean-up of Hazardous Materials. If the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any duty or obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under any Environmental Laws or otherwise cause the Collateral Agent to incur, or be exposed to, any Environmental Liabilities or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Agent will not be liable to any Person for any Environmental Liabilities or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s action and conduct as authorized, empowered or directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any Hazardous Materials into the environment.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Financing Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or, if expressly contemplated hereby, the Administrative Agent) and, in the case of an amendment, the Borrower and in each such case acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.03(a) (Action Upon Other Event of

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Default) without the prior written consent of such Lender (other than any Non-Voting Lender or extend or increase the Aggregate Loan Commitment);

(b) postpone any date scheduled for any payment of principal or interest under Section 3.01 (Repayment of Loans) or Section 3.02 (Interest Payment Dates), or any date fixed by the Administrative Agent for the payment of fees or other amounts due to the Lenders (or any of them) hereunder or under any other Financing Document without the prior written consent of each Lender affected thereby (other than any Non-Voting Lender);

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or any Fees or other amounts (including any mandatory prepayments under Section 3.08 (Mandatory Prepayment)) payable hereunder or under any other Financing Document to any Lender without the prior written consent of each Lender directly affected thereby (other than any Non-Voting Lender); provided that only the prior written consent of the Required Lenders shall be necessary to amend the definition of Default Rate or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change the order of application of any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 3.07 (Optional Prepayment) or Section 3.08 (Mandatory Prepayment) in any manner without the prior written consent of each Lender affected thereby (other than any Non-Voting Lender);

(e) change any provision of this Section 11.01, the definition of Required Lenders or any other provision of any Financing Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights under any Financing Document (including any such provision specifying the number or percentage of Lenders required to waive any Event of Default or forbear from taking any action or pursuing any remedy with respect to any Event of Default), or make any determination or grant any consent under any Financing Document, without the prior written consent of each Lender (other than any Non-Voting Lender); or

(f) release (i) any Loan Party from all or substantially all of its obligations under any Financing Document or (ii) all or substantially all of the Collateral in any transaction or series of related transactions, without the prior written consent of each Lender (other than any Non-Voting Lender); and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, such Agent under this Agreement or any other Financing Document; and (ii) Section 11.03(h) (Assignments) may not be amended, waived or otherwise modified without the prior written consent of each Granting Lender all or any part of whose Loan is being funded by an SPV at the time of such amendment, waiver or other modification.

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Notwithstanding the other provisions of this Section 11.01, the Borrower, the Collateral Agent and the Administrative Agent may (but shall have no obligation to) amend or supplement the Financing Documents without the consent of any Lender solely: (i) to cure any ambiguity, defect or inconsistency; (ii) to make any change that would provide any additional rights or benefits to the Lenders or (iii) to make, complete or confirm any grant of Collateral permitted or required by this Agreement or any of the Security Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Security Documents.

Section 11.02 Applicable Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) SUBMISSION TO JURISDICTION. BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER FINANCING DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY SENIOR SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.02(b). BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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(d) Appointment of Process Agent and Service of Process. The Borrower hereby irrevocably appoints CT Corporation, with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent to receive on behalf of itself services of copies of the summons and complaint and any other process that may be served in any such action or proceeding in the State of New York. If for any reason the Process Agent shall cease to act as such for any Person, such Person hereby agrees to designate a new agent in New York City on the terms and for the purposes of this Section 11.02 reasonably satisfactory to the Administrative Agent. Such service may be made by mailing or delivering a copy of such process to such Person in care of the Process Agent at the Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the air mailing of copies of such process to such Person at its then effective notice addresses pursuant to Section 11.11 (Notices and Other Communications). Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Financing Document in the courts of any jurisdiction.

(e) Immunity. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably and unconditionally waives such immunity in respect of its obligations under the Financing Documents and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 11.02(e) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

(f) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.02.

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Section 11.03 Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Agent and Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with Section 11.03(b), (ii) by way of participation in accordance with Section 11.03(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.03(f), or (iv) to an SPV in accordance with the provisions of Section 11.03(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in this Section 11.03 and, to the extent expressly contemplated hereby, the Related Parties of each Agent and Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time after the date hereof assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the Commitment (which for this purpose includes the Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Lender Assignment Agreement, as of the Trade Date, shall not be less than three million Dollars ($3,000,000) and in integral multiples of one million Dollars ($1,000,000) in excess thereof, unless the Administrative Agent otherwise consents in writing; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned; (iii) the parties to each assignment (other than Borrower) shall execute and deliver to the Administrative Agent a Lender Assignment Agreement, together with a processing and recordation fee of two thousand five hundred Dollars ($2,500); provided that (A) no such fee shall be payable in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender and (B) in the case of contemporaneous assignments by a Lender to one or more Approved Funds managed by the same investment advisor (which Approved Funds are not then Lenders hereunder), only a single such two thousand five hundred Dollar ($2,500) fee shall be payable for all such contemporaneous assignments and (iv) the Eligible Assignee, if it is not a Lender prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.03(c), on and after the effective date specified in each Lender Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this

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Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 4.01 (Eurodollar Rate Lending Unlawful), Section 4.03 (Increased Eurodollar Loan Costs), Section 4.05 (Funding Losses), Section 11.06 (Costs and Expenses) and Section 11.08 (Indemnification by the Borrower) with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.03(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.03(d).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s office a copy of each Lender Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Financing Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or any Agent, sell participations to any Person (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 (Amendments, Etc.) that directly affects such Participant. Subject to Section 11.03(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 4.01 (Eurodollar Rate Lending Unlawful), Section 4.03 (Increased Eurodollar Loan Costs) and Section 4.05 (Funding

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Losses), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.03(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.14 (Right of Setoff) as though it were a Lender; provided such Participant agrees to be subject to Section 3.13 (Sharing of Payments) as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 4.01 (Eurodollar Rate Lending Unlawful) or Section 4.03 (Increased Eurodollar Loan Costs) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such participant is made with the prior written consent of the Borrower.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) The words “execution,” “signed,” “signature,” and words of like import in any Lender Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPV”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Loan, and (ii) if an SPV elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 3.13 (Sharing of Payments). Each party hereto hereby agrees that (A) neither the grant to any SPV nor the exercise by any SPV of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including their obligations under Section 4.03 (Increased Eurodollar Loan Costs), (B) no SPV shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Financing Document, remain the lender of record hereunder. The

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making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior debt of any SPV, it will not institute against, or join any other Person in instituting against, such SPV in any Insolvency or Liquidation Proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPV may (1) with notice to, but without prior consent of the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (2) disclose on a confidential basis any non public information relating to its funding of any Loan to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPV.

Section 11.04 Benefits of Agreement. Nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto and thereto, and each of their successors and permitted assigns under this Agreement or any other Financing Document, any benefit or any legal or equitable right or remedy under this Agreement.

Section 11.05 Consultants. (a) The Required Lenders acting jointly or the Administrative Agent may, in consultation with the Borrower (provided that no Default or Event of Default has occurred and is continuing), appoint any Consultant for the purposes specified herein. If any of the Consultants is removed or resigns and thereby ceases to act for purposes of this Agreement and the other Financing Documents, the Required Lenders acting jointly or the Administrative Agent, as the case may be, shall, in consultation with the Borrower (provided that no Default or Event of Default has occurred and is continuing), designate a Consultant in replacement. If no Default or Event of Default has occurred and is continuing, (i) the annual fees and expenses of any Financial Advisor appointed pursuant to this Section 11.05 after the Closing Date shall not exceed one hundred and fifty thousand Dollars ($150,000) and (ii) the fees and expenses of any such Financial Advisor in any month shall not exceed twelve thousand five hundred Dollars ($12,500) (the “Monthly Cap”) plus any un-used portion of the Monthly Cap in respect of any prior month.

(b) The Borrower shall reimburse each Consultant appointed hereunder for the reasonable fees and documented expenses of such Consultant retained on behalf of the Lenders pursuant to this Section 11.05.

(c) In all cases in which this Agreement provides for any Consultant to “agree,” “approve,” “certify” or “confirm” any report or other document or any fact or circumstance, such Consultant may make the determinations and evaluations required in connection therewith based upon information provided by the Borrower or other sources reasonably believed by such Consultant to be knowledgeable and responsible, without independently verifying such information; provided that, notwithstanding the foregoing, such Consultant shall engage in such independent investigations or findings as it may from time to time deem necessary in its reasonable discretion to support the determinations and evaluations required of it.

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Section 11.06 Costs and Expenses. The Borrower shall pay (a) all Closing Costs pursuant to Section 6.01(l); (b) all reasonable out-of-pocket expenses incurred by the Lenders and the Agents (including all reasonable fees, costs and expenses of counsel for any Agent), in connection with any amendments, modifications or waivers of the provisions of this Agreement and the other Financing Documents; (c) all reasonable out-of-pocket expenses incurred by the Agents (including all reasonable fees, costs and expenses of counsel for any Agent), in connection with the administration of this Agreement and the other Financing Documents; and (d) all out-of-pocket expenses incurred by the Agents or any Lender (including all fees, costs and expenses of counsel for any Senior Secured Party), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Financing Documents, including its rights under this Section 11.06, including in connection with any workout, restructuring or negotiations in respect of the Obligations; provided that payments made pursuant to subsection (a) above and, to the extent incurred prior to the Closing Date, pursuant to subsection (b) above, shall be subject to an aggregate maximum amount of three hundred thousand Dollars $300,000 in respect of costs paid pursuant to this Agreement together with the costs paid pursuant to the ABL Agreement and the transactions contemplated hereby and thereby.

Section 11.07 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.08 Indemnification by the Borrower. (a) In addition to the indemnity by the Borrower set forth in Section 11.11(f) (Notices and Other Communications) and except for Taxes (which are addressed in Section 4.07 (Taxes)), the Borrower hereby agrees to indemnify each Agent (and any sub agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including all reasonable fees, costs and expenses of counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of:

(i)	the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby;

(ii)	any Loan or the use or proposed use of the proceeds therefrom;

(iii)	any actual or alleged presence, release or threatened release of Materials of Environmental Concern on or from the Project or any property owned,

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leased or operated by the Borrower, or any liability pursuant to an Environmental Law related in any way to the Project, the Site or the Borrower;

(iv)	any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of the Borrower’s members, managers, or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Financing Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; and/or

(v)	any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by the Borrower, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by the Lenders or the Agents without the Knowledge of the Borrower;

provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and Non-Appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(b) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.08(a) to be paid by it to any Agent (or any sub agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub agent), or such Related Party, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any sub agent thereof) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any sub agent thereof) in connection with such capacity. The obligations of the Lenders to make payments pursuant to this Section 11.08(b) are several and not joint and shall survive the payment in full of the Obligations and the termination of this Agreement. The failure of any Lender to make payments on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to do so.

(c) To the extent that the Borrower or the Lessee for any reason fails to indefeasibly pay any amount required under Section 5.06(a) of the Accounts Agreement and the Collateral Agent pays such amount, each Lender severally agrees to pay to the Collateral Agent such Lender’s ratable share (determined as of the time that the applicable payment is sought) of such amount. The obligations of the Lenders

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to make payments pursuant to this Section 11.08(c) are several and not joint and shall survive the payment in full of the Obligations and the termination of this Agreement. The failure of any Lender to make payments on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to do so.

(d) Except as otherwise provided in ARTICLE VI (Conditions Precedent), all amounts due under this Section 11.08 shall be payable not later than ten (10) Business Days after demand therefor.

Section 11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Financing Document, the interest paid or agreed to be paid under the Financing Documents shall not exceed the maximum rate of non usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by any Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.10 No Waiver; Cumulative Remedies. No failure by any Senior Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Financing Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 11.11 Notices and Other Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.11(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)	if to any party hereto other than a Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.11(a); and

(ii)	if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its administrative questionnaire.

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(b) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.11(d) shall be effective as provided in Section 11.11(d).

(c) Notices and other communications to the Lenders or any Agent hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, and in the case of notices to the Collateral Agent, by the Collateral Agent as well; provided that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE II (Commitments; Other Credit Agreements) if such Lender has so notified the Administrative Agent. Each of the Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not received during the normal business hours of the recipient, such notice or communication shall be deemed to have been received at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in Section 11.11(d)(i) of notification that such notice or communication is available and identifying the website address therefor.

(e) The Borrower and the Agents may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and each Agent.

(f) The Agents and the Lenders shall be entitled to rely and act upon any written notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices

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to and other telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

(g) So long as WestLB is the Administrative Agent, the Borrower and hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Financing Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the Funding, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to Funding (all such non excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to ny_agencyservices@westlb.com. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Financing Documents but only to the extent requested by the Administrative Agent.

(h) So long as WestLB is the Administrative Agent, the Borrower and further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on http://www.intralinks.com (or any replacement or successor thereto) or a substantially similar electronic transmission systems (the “Platform”).

(i) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENTS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENTS IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO

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HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(j) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth in Schedule 11.11(a) shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Financing Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Financing Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(k) Notwithstanding clauses (g) to (j) above, nothing herein shall prejudice the right of any Agent or Lender to give any notice or other communication pursuant to any Financing Document in any other manner specified in such Financing Document.

Section 11.12 Patriot Act Notice. Each Senior Secured Party (for itself and not on behalf of any other) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Senior Secured Party, to identify the Borrower in accordance with the Patriot Act.

Section 11.13 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or Lender, or any Agent or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency or Liquidation Proceeding or otherwise, then (a) to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to each Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under Section 11.13(b) shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.14 Right of Setoff. Each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time during the continuance of an Event of Default, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other

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Financing Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Financing Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 11.14 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.15 Severability. If any provision of this Agreement or any other Financing Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Financing Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.16 Survival. Notwithstanding anything in this Agreement to the contrary, Section 11.06 (Costs and Expenses) and Section 11.08 (Indemnification by the Borrower) shall survive any termination of this Agreement. In addition, each representation and warranty made hereunder and in any other Financing Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder or under any other Financing Document shall remain unpaid or unsatisfied.

Section 11.17 Treatment of Certain Information; Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors (including legal counsel and financial advisors) and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it; (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder (including any actual or prospective purchaser of Collateral); (f) subject to an agreement containing provisions substantially the same as those of this Section 11.17, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower or (iii) any Person (and any of its officers, directors, employees, agents or advisors) that may enter into or support, directly or indirectly, or

Credit Agreement

that may be considering entering into or supporting, directly or indirectly, either (A) contractual arrangements with such Agent or Lender, or any Affiliates thereof, pursuant to which all or any portion of the risks, rights, benefits or obligations under or with respect to any Loan or Financing Document is transferred to such Person or (B) an actual or proposed securitization or collateralization of, or similar transaction relating to, all or a part of any amounts payable to or for the benefit of any Lender under any Financing Document (including any rating agency); (g) with the consent of the Borrower: (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.17 or (ii) becomes available to any Agent, any Lender or any of their respective Affiliates on a non confidential basis from a source other than the Borrower; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrower received by it from such Lender). In addition, any Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Financing Documents, the Commitments, and the Funding. For the purposes of this Section 11.17, “Information” means written information that the Borrower furnishes to any Agent or Lender after the date hereof (and designated at the time of delivery thereof in writing as confidential) pursuant to or in connection with any Financing Document, relating to the assets and business of the Borrower, but does not include any such information that (i) is or becomes generally available to the public other than as a result of a breach by such Agent or Lender of its obligations hereunder, (ii) is or becomes available to such Agent or Lender from a source other than the Borrower that is not, to the knowledge of such Agent or Lender, acting in violation of a confidentiality obligation with the Borrower or (iii) is independently compiled by any Agent or Lender, as evidenced by their records, without the use of the Information. Any Person required to maintain the confidentiality of Information as provided in this Section 11.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.18 Waiver of Consequential Damages, Etc. Except as otherwise provided in Section 11.08 (Indemnification by the Borrower) for the benefit of any Indemnitee, to the fullest extent permitted by applicable Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

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Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Credit Agreement to be executed by their respective officers as of the day and year first above written.

SENECA LANDLORD, LLC as Borrower

By:	/s/ Eric Hakmiller
	Name:	Eric Hakmiller
	Title:	Co-President

WESTLB AG, NEW YORK BRANCH, as Lead Arranger and Sole Bookrunner

By:	/s/ Keith Min
	Name:	Keith Min
	Title:	Managing Director

By:	/s/ Christopher Nunn
	Name:	Christopher Nunn
	Title:	Director

WESTLB AG, NEW YORK BRANCH, as Administrative Agent

By:	/s/ Keith Min
	Name:	Keith Min
	Title:	Managing Director

By:	/s/ Christopher Nunn
	Name:	Christopher Nunn
	Title:	Director

WESTLB AG, NEW YORK BRANCH, as Collateral Agent

By:	/s/ Keith Min
	Name:	Keith Min
	Title:	Managing Director

By:	/s/ Christopher Nunn
	Name:	Christopher Nunn
	Title:	Director

Credit Agreement

WESTLB AG, NEW YORK BRANCH, as Lender

By:	/s/ Keith Min
	Name:	Keith Min
	Title:	Managing Director

By:	/s/ Christopher Nunn
	Name:	Christopher Nunn
	Title:	Director

WESTLB AG, NEW YORK BRANCH, as DIP Lender

By:	/s/ Keith Min
	Name:	Keith Min
	Title:	Managing Director

By:	/s/ Christopher Nunn
	Name:	Christopher Nunn
	Title:	Director

Credit Agreement